UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

BAXTER INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Baxter International Inc.

One Baxter Parkway

Deerfield, Illinois 60015

March 22, 2013

Dear Shareholder:

You are invited to attend Baxter’s Annual Meeting of Shareholders on Tuesday, May 7, 2013 at 9:00 a.m., Central Time, at our corporate headquarters located at One Baxter Parkway, Deerfield, Illinois. Registration will begin at 8:00 a.m.

Details of the business to be conducted at the Annual Meeting are included in the attached Notice of Annual Meeting of Shareholders and Proxy Statement. If you plan to attend the Annual Meeting, please review the information on attendance provided on page 47 of the Proxy Statement.

In accordance with Securities and Exchange Commission rules, Baxter has elected to deliver its proxy materials over the Internet to most shareholders, which allows shareholders to receive information on a more timely basis, while lowering the company’s printing and mailing costs and reducing the environmental impact of the Annual Meeting.

Your vote is very important. Whether or not you plan to attend in person, I urge you to vote your shares as promptly as possible. You may vote your shares by Internet or by telephone. If you received a paper copy of the proxy card by mail, you may sign, date and return the proxy card in the enclosed envelope. If you attend the Annual Meeting, you may revoke your proxy and vote in person.

Very truly yours,

Robert L. Parkinson, Jr.

Chairman of the Board

and Chief Executive Officer

Baxter International Inc.

One Baxter Parkway

Deerfield, Illinois 60015

March 22, 2013

Notice of Annual Meeting of Shareholders

The 2013 Annual Meeting of Shareholders of Baxter International Inc. will be held at our corporate headquarters located at One Baxter Parkway, Deerfield, Illinois, on Tuesday, May 7, 2013 at 9:00 a.m., Central Time, for the following purposes:

1.	To elect the five directors named in the attached Proxy Statement to hold office for a term of three years.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for Baxter in 2013.

3.	To approve named executive officer compensation.

4.	To approve an amendment to Baxter’s Amended and Restated Certificate of Incorporation eliminating the classified structure of the Board of Directors.

5.	To approve an amendment to Baxter’s Amended and Restated Certificate of Incorporation granting holders of at least 25% of outstanding common stock the right to call a special meeting of shareholders.

6.	To transact any other business that may properly come before the meeting.

The Board of Directors recommends that shareholders vote FOR Items 1, 2, 3, 4 and 5. Shareholders of record at the close of business on March 11, 2013 will be entitled to vote at the meeting.

By order of the Board of Directors,

Stephanie A. Shinn

Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 7, 2013

This Proxy Statement relating to the 2013 Annual Meeting of Shareholders and the Annual Report to Shareholders for the year ended December 31, 2012 are available at http://materials.proxyvote.com/071813.

General Information	1

Proposal 1 — Election of Directors	4

Board of Directors	7

Committees of the Board	7

Corporate Governance	9

Executive Compensation	13

Compensation Discussion and Analysis	13

Compensation Committee Report	24

Executive Compensation Tables	25

Director Compensation	37

Security Ownership by Directors and Executive Officers	40

Security Ownership by Certain Beneficial Owners	41

Section 16(a) Beneficial Ownership Reporting Compliance	41

Certain Relationships and Related Transactions	41

Audit Matters	42

Audit Committee Report	42

Audit and Non-Audit Fees	42

Proposal 2 — Ratification of Independent Registered Public Accounting Firm	43

Proposal 3 — Advisory Vote to Approve Named Executive Officer Compensation	44

Proposal 4 — Proposed Amendment to Article SIXTH of the Amended and Restated Certificate of Incorporation Eliminating the Classified Structure of the Board of Directors	44

Proposal 5 — Proposed Amendment to the Amended and Restated Certificate of Incorporation Granting Holders of At Least 25% of Baxter’s Outstanding Common Stock the Right To Call a Special Meeting of Shareholders	45

Other Information	47

Appendix A	A-1

Appendix B	B-1

Proxy Statement

The accompanying proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting of Shareholders to be held on Tuesday, May 7, 2013. On or about March 22, 2013, Baxter began mailing to shareholders a Notice of Internet Availability of Proxy Materials providing instructions on how to access proxy materials via the Internet and how to vote online (www.proxyvote.com). Shareholders who did not receive the Notice of Internet Availability of Proxy Materials as a result of a previous election will receive a paper or electronic copy of the proxy materials, which Baxter also began sending on or about March 22, 2013.

General Information

Q:	Who is entitled to vote?

A:	All record holders of Baxter common stock as of the close of business on March 11, 2013 are entitled to vote. On that day, approximately 543,388,083 shares were issued and outstanding. Generally, each share is entitled to one vote on each matter presented at the Annual Meeting.

Q:	How do I vote?

A:	Baxter offers registered shareholders three ways to vote, other than by attending the Annual Meeting and voting in person:

•	By Internet, following the instructions on the Notice or the proxy card;

•	By telephone, using the telephone number printed on the proxy card; or

•	By mail (if you received your proxy materials by mail), using the enclosed proxy card and return envelope.

Q:	How do I attend the Annual Meeting? What do I need to bring?

A:	In order to be admitted to the Annual Meeting, you must bring documentation showing that you owned Baxter common stock as of the record date of March 11, 2013. Acceptable documentation includes (i) your Notice of Internet Availability of Proxy Materials, (ii) the admission ticket attached to your proxy card (if you received your proxy materials by mail), or (iii) any other proof of ownership (such as a brokerage or bank statement) reflecting your Baxter holdings as of March 11, 2013. All attendees must also bring valid photo identification. Shareholders who do not bring this documentation will not be admitted to the Annual Meeting. Please refer to “Other Information — Attending the Annual Meeting” on page 47 of this Proxy Statement for more information.
Q:	How do I vote shares that are held by my broker?

A:	If you have shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following instructions that your broker or nominee provides to you. Most brokers offer voting by mail, telephone and the Internet.

Q:	What does it mean to vote by proxy?

A:	It means that you give someone else the right to vote your shares in accordance with your instructions. In this way, you ensure that your vote will be counted even if you are unable to attend the Annual Meeting. If you give your proxy but do not include specific instructions on how to vote, the individuals named as proxies will vote your shares as follows:

•	FOR the election of the Board’s nominees for director;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Baxter’s independent registered public accounting firm;

•	FOR the approval of named executive officer compensation;

•	FOR the approval of an amendment to Baxter’s Amended and Restated Certificate of Incorporation to eliminate the classified board; and

•

FOR the approval of an amendment to Baxter’s Amended and Restated Certificate of Incorporation to grant holders of at least 25% of outstanding common stock the right to call a special meeting of shareholders.

Q:	What if I submit a proxy and later change my mind?

A:	If you have given your proxy and later wish to revoke it, you may do so by giving written notice to the Corporate Secretary, submitting another proxy bearing a later date (in any of the permitted forms), or casting a ballot in person at the Annual Meeting.

Q:	What happens if other matters are raised at the meeting?

A:	If other matters are properly presented at the meeting, the individuals named as proxies will have the discretion to vote on those matters for you in accordance with their best judgment. However, Baxter’s Corporate Secretary has not received timely and proper notice from any shareholder of any other matter to be presented at the meeting.

Q:	How is it determined whether a matter has been approved?

A:	Assuming a quorum is present, the approval of the matters specified in the Notice of Annual Meeting of Shareholders will be determined as follows:

•

Nominees for director receiving a majority of votes cast (number of shares voted “for” a director must exceed 50% of the number of votes cast with respect to that director) will be elected as a director;

•	The amendment to Article SIXTH of Baxter’s Amended and Restated Certificate of Incorporation requires the affirmative vote of at least two-thirds of the holders of Baxter common stock;

•

The amendment to Baxter’s Amended and Restated Certificate of Incorporation granting holders of at least 25% of outstanding common stock the right to call a special meeting of shareholders requires the affirmative vote of a majority of the outstanding shares of Baxter common stock; and

•	Each other matter requires the affirmative vote of a majority of the shares of common stock, present in person or by proxy and entitled to vote at the Annual Meeting.
Q:	Who will count the vote?

A:	Baxter has engaged Broadridge Financial Solutions, Inc. (“Broadridge”) to serve as the tabulator of votes and a representative of Broadridge will serve as the Inspector of Election at the Annual Meeting.

Q:	How do I find out the voting results?

A:	Preliminary results are typically announced at the Annual Meeting. Final voting results will be reported on a Form 8-K filed with the Securities and Exchange Commission following the Annual Meeting.

Q:	What constitutes a quorum?

A:	A majority of the outstanding shares of common stock entitled to vote, represented at the meeting in person or by proxy, constitutes a quorum. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

Q:	What are broker non-votes?

A:	Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the New York Stock Exchange, such as the ratification of the appointment of the company’s independent registered public accounting firm. On “non-routine” matters nominees cannot vote unless they receive voting instructions from beneficial owners, resulting in so called “broker non-votes.” The items being considered at the 2013 Annual Meeting, except for the ratification of the appointment of the company’s independent registered public accounting firm, are considered “non-routine” matters.

Q:	What effect does an abstention have?

A:	Abstentions or directions to withhold authority will have no effect on the outcome of the election of directors. Abstentions will have the same effect as a vote against any of the other matters specified in the Notice of Annual Meeting of Shareholders.

Q:	What is “householding” and how does it affect me?

A:	Baxter has adopted “householding,” a procedure under which shareholders of record who have the same address and last name and do not receive proxy materials electronically will receive a single Notice of Internet Availability of Proxy Materials or set of proxy materials, unless one or more of these shareholders notifies the company that they wish to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards. This procedure can result in significant savings to the company by reducing printing and postage costs.

If you participate in householding and wish to receive a separate Notice of Internet Availability of Proxy Materials or set of proxy materials, or if you wish to receive separate copies of future Notices, annual reports and proxy statements, please call 1-800-542-1061 or write to: Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The company will deliver the requested documents to you promptly upon your request.

Any shareholders of record who share the same address and currently receive multiple copies of proxy materials who wish to receive only one copy of these materials per household in the future may contact Broadridge Financial Solutions, Inc. at the address or telephone number listed above. If you hold your shares through a broker, bank or other nominee, please contact your broker, bank, or other nominee to request information about householding.

Q:	What shares are covered by the proxy card?

A:	The proxy card covers all shares held by you of record (i.e., registered in your name), including any shares credited to your Incentive Investment Plan account or Puerto Rico Savings and Investment Plan account held in custody by the plan trustee. If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from your broker, bank or other nominee describing how to vote your shares.
Q:	How do I vote if I hold my shares through the Baxter Incentive Investment Plan or Puerto Rico Savings and Investment Plan?

A:	If you are a current or former Baxter employee with shares credited to your account in the Incentive Investment Plan or Puerto Rico Savings and Investment Plan, then your completed proxy card (or vote via the Internet or by telephone) will serve as voting instructions to the plan trustee. The trustee will vote the shares credited to your account as you direct, except as may be required by the Employee Retirement Income Security Act (ERISA). If you fail to give instructions to the plan trustee, the trustee may vote these shares at its discretion. To allow sufficient time for voting by the plan trustee, your voting instructions must be received by May 2, 2013.

Q:	Does the company offer an opportunity to receive future proxy materials electronically?

A:	Yes. If you wish to receive future proxy materials over the Internet instead of receiving copies in the mail, follow the instructions provided when you vote through the Internet. If you vote by telephone, you will not have the option to elect electronic delivery while voting.

If you elect electronic delivery, the company will discontinue mailing the proxy materials to you beginning next year and will send you an e-mail message notifying you of the Internet address or addresses where you may access next year’s proxy materials and vote your shares. You may discontinue electronic delivery at any time.

Q:	What are the benefits of electronic delivery?

A:	Electronic delivery reduces the company’s printing and mailing costs as well as the environmental impact of the Annual Meeting. It is also a convenient way for you to receive your proxy materials and makes it easy to vote your shares over the Internet.

Proposal 1 — Election of Directors

Baxter’s Board of Directors currently consists of thirteen members and is divided into three classes. The directors in each class serve three-year terms. However, if the amendment to Baxter’s Amended and Restated Certificate of Incorporation eliminating the classified board structure is approved by the requisite vote of shareholders, directors, including those elected at the 2013 Annual Meeting, will be elected for one-year terms. The Board has nominated five of the current directors of Baxter whose terms expire at the 2013 Annual Meeting for re-election as directors.

Baxter’s Bylaws require each director to be elected by the majority of the votes cast with respect to such director in uncontested elections; that is, the number of shares voted “for” a director must exceed 50% of the number of votes cast with respect to that director. Abstentions will not be considered votes cast. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee who is serving as a director is not elected at an Annual Meeting of Shareholders, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under Baxter’s Bylaws, any incumbent director who fails to be elected must offer his or her resignation to the Board. The Corporate Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board would act on the Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results are certified. The director who offers his or her resignation would not participate in the Board’s decision.

All of the nominees have indicated their willingness to serve if elected, but if any should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by the Board of Directors. No nominations for directors were received from shareholders, and no other candidates are eligible for election as directors at the 2013 Annual Meeting. Unless proxy cards are otherwise marked, the individuals named as proxies intend to vote the shares represented by proxy in favor of all of the Board’s nominees.

Set forth below is information concerning the nominees for election as well as the current directors in each class continuing after the Annual Meeting of Shareholders.

The Board of Directors recommends a vote FOR the election of each of the director nominees.

Nominees for Election as Directors (Term Expires 2013)

Thomas F. Chen, age 62, has served as a Director of Baxter since November 2012. Mr. Chen served as Senior Vice President and President of International Nutrition of Abbott Laboratories before retiring in 2010. During his 22-year career at Abbott, Mr. Chen served in a number of roles with expanded responsibilities, primarily in Pacific/Asia/Africa where he oversaw expansion into a number of emerging markets. Prior to Abbott, he held several management positions at American Cyanamid Company, which later merged with Pfizer. Mr. Chen also serves as a member of the board of directors of Cyanotech Corporation.

Blake E. Devitt, age 66, has served as a Director of Baxter since 2005. Mr. Devitt retired in 2004 from the public accounting firm of Ernst & Young LLP. During his 33-year career at Ernst & Young, Mr. Devitt held several positions, including Senior Audit Partner and Director, Pharmaceutical and Medical Device Industry Practice, from 1994 to 2004.

John D. Forsyth, age 65, has served as a Director of Baxter since 2003. Mr. Forsyth has been Chairman of Wellmark Blue Cross Blue Shield, a healthcare insurance provider for residents of Iowa and South Dakota, since 2000 and Chief Executive Officer since 1996. Prior to that, he spent more than 25 years at the University of Michigan Health System, holding various positions, including President and Chief Executive Officer.

Gail D. Fosler, age 65, has served as a Director of Baxter since 2001. Ms. Fosler is President of The GailFosler Group LLC, a strategic advisory service for global business leaders and public policy makers. Ms. Fosler also serves as Senior Advisor to the Business Council and leads the organization’s partnership with The Conference Board, a global research and business membership organization. During her more than 20 year career at The Conference Board, Ms. Fosler held several positions including President, Executive Vice President and Chief Economist. Ms. Fosler previously served as a director of Caterpillar Inc.

Carole J. Shapazian, age 69, has served as a Director of Baxter since 2003. Ms. Shapazian served as Executive Vice President of Maytag Corporation, a producer of home and commercial appliances, and as President of Maytag’s Home Solutions Group, from January 2000 to December 2000. Prior to that, Ms. Shapazian was Executive Vice President and Assistant Chief Operating Officer of Polaroid Corporation, a photographic equipment and supplies corporation, from 1998 to 1999, having previously served as Executive Vice President and President of Commercial Imaging.

Directors Continuing in Office (Term Expires 2014)

Wayne T. Hockmeyer, Ph.D., age 68, has served as a Director of Baxter since September 2007. Dr. Hockmeyer founded MedImmune, Inc., a healthcare company focused on infectious diseases, cancer and inflammatory diseases, and served as Chairman and/or Chief Executive Officer of MedImmune from 1988 to 2007. Prior to that, he was vice president of laboratory research and product development at Praxis Biologics Inc. and chief of the Department of Immunology at Walter Reed Army Institute of Research. Dr. Hockmeyer serves as a director of GenVec Inc. and Idenix Pharmaceuticals Inc. and previously served as a director of MedImmune, Inc. and Middlebrook Pharmaceuticals, Inc.

Robert L. Parkinson, Jr., age 62, is Chairman and Chief Executive Officer of Baxter, having served in that capacity since April 2004. Prior to joining Baxter, Mr. Parkinson was Dean of Loyola University Chicago School of Business Administration and Graduate School of Business from 2002 to 2004. He retired from Abbott Laboratories in 2001 following a 25-year career, having served in a variety of domestic and international management and leadership positions, including as President and Chief Operating Officer. Mr. Parkinson also serves on the Board of Directors of Chicago-based Northwestern Memorial HealthCare, as Chairman of the Board of Northwestern Lake Forest Hospital, and as Vice Chairman of the Loyola University Chicago Board of Trustees.

Thomas T. Stallkamp, age 66, has served as a Director of Baxter since 2000. Mr. Stallkamp is the founder and principal of Collaborative Management LLC, a private supply chain consulting firm. From 2004 to 2010, Mr. Stallkamp was an Industrial Partner in Ripplewood Holdings L.L.C., a New York private equity group. From 2003 to 2004, Mr. Stallkamp served as Chairman of MSX International, Inc., a global provider of technology-driven engineering, business and specialized staffing services, and from 2000 to 2003, he served as Vice-Chairman and Chief Executive Officer of MSX. From 1980 to 1999, Mr. Stallkamp held various positions with DaimlerChrysler Corporation and its predecessor Chrysler Corporation, the most recent of which was Vice Chairman and President. Mr. Stallkamp serves as a director of BorgWarner Inc. and as a trustee of EntrepreneurShares Series Trust.

Albert P.L. Stroucken, age 65, has served as a Director of Baxter since 2004. Mr. Stroucken has served as Chairman, President and Chief Executive Officer of Owens-Illinois, Inc., a glass packaging company, since 2006 and as director since 2005. From 1998 to 2006, Mr. Stroucken served as President and Chief Executive Officer of H.B. Fuller Company, a manufacturer of adhesives, sealants, coatings, paints and other specialty chemicals. Mr. Stroucken served as Chairman of the Board of H.B. Fuller Company from 1999 to 2006. From 1997 to 1998, he was General Manager of the Inorganics Division of Bayer AG. From 1992 to 1997, Mr. Stroucken was Executive Vice President and President of the Industrial Chemicals Division of Bayer Corporation.

Directors Continuing in Office (Term Expires 2015)

Uma Chowdhry, Ph.D., age 65, has served as a Director of Baxter since November 2012. From 2006 until her retirement in 2010, Dr. Chowdhry served as Senior Vice President and Chief Science and Technology Officer at E. I. DuPont de Nemours & Company where she was responsible for DuPont’s worldwide science and technology. She started her career at DuPont in 1977 as a research scientist in the Central Research and Development Department (CR&D) at the DuPont Experimental Station and held positions of increasing responsibility in both technology and business management, including service as director of DuPont Engineering Technology and as Vice President of CR&D.

James R. Gavin III, M.D., Ph.D., age 67, has served as a Director of Baxter since 2003. Dr. Gavin is Chief Executive Officer and Chief Medical Officer of Healing Our Village, Inc., a corporation that specializes in targeted advocacy, training, education, disease management and outreach for health care professionals and minority communities, having previously served as Executive Vice President for Clinical Affairs at Healing Our Village from 2005 to 2007. Dr. Gavin is also Clinical Professor of Medicine and Senior Advisor of Health Affairs at Emory University, a position he has held since 2005. From 2002 to 2005, Dr. Gavin was President of the Morehouse School of Medicine and from 1991 to 2002, he was Senior Science Officer at Howard Hughes Medical Institute, a nonprofit medical research organization. Dr. Gavin previously served as a director of Amylin Pharmaceuticals, Inc. and Nuvelo Inc.

Peter S. Hellman, age 63, has served as a Director of Baxter since 2005 and was appointed lead director in May 2011. From 2000 until his retirement in 2008, Mr. Hellman held various positions at Nordson Corporation, a manufacturer of systems that apply adhesives, sealants and coatings during manufacturing operations, the most recent of which was President and Chief Financial and Administrative Officer. From 1989 to 1999, Mr. Hellman held various positions with TRW Inc., the most recent of which was President and Chief Operating Officer. Mr. Hellman currently serves as a director of The Goodyear Tire & Rubber Company and Owens-Illinois, Inc. Mr. Hellman previously served as a director of Qwest Communications International Inc. and Nordson Corporation.

K. J. Storm, age 70, has served as a Director of Baxter since 2003. Mr. Storm is a registered accountant (the Dutch equivalent of a Certified Public Accountant) and was Chief Executive Officer of AEGON N.V., an international insurance group, from 1993 until his retirement in 2002. Mr. Storm is Chairman of the Board of Anheuser-Busch InBev S.A., Chairman of the Supervisory Board of KLM Royal Dutch Airlines, Vice-Chairman of the Supervisory Board of PON Holdings B.V., a member of the Supervisory Board of AEGON N.V., and Vice-Chairman of the Board of Unilever N.V. and PLC.

Board of Directors

Baxter’s Board of Directors currently consists of thirteen members. The Board has determined that each of the following twelve current directors satisfies Baxter’s independence standards and the New York Stock Exchange’s listing standards for independence: Thomas F. Chen, Uma Chowdhry, Ph.D., Blake E. Devitt, John D. Forsyth, Gail D. Fosler, James R. Gavin III, M.D., Ph.D., Peter S. Hellman, Wayne T. Hockmeyer, Ph.D., Carole J. Shapazian, Thomas T. Stallkamp, K. J. Storm and Albert P.L. Stroucken. Please refer to the section entitled “Corporate Governance — Director Independence” on page 9 of this Proxy Statement for a discussion of Baxter’s independence standards. Mr. Chen and Dr. Chowdhry were appointed to the Board in November 2012, and were recommended as nominees by the independent search firm retained by the Board to help identify and evaluate potential director nominees.

During 2012, the Board held 10 meetings. All directors attended 85% or more of the aggregate number of meetings of the Board and Board committees on which they served. Average attendance was approximately 98%. In accordance with Baxter’s Corporate Governance Guidelines, which express the company’s expectation that directors attend the Annual Meeting of Shareholders, all of the company’s directors at the time attended the Annual Meeting of Shareholders held on May 8, 2012.

Committees of the Board

The standing committees of the Board of Directors are the Audit Committee, Compensation Committee, Corporate Governance Committee, Finance Committee, Public Policy Committee and Science and Technology Committee. Each committee consists solely of independent directors and is governed by a written charter. All required committee charters are available on Baxter’s website at www.baxter.com under “About Baxter — Corporate Governance — Board of Directors — Committees of the Board.” Each committee is permitted under its respective charter to delegate its authority to subcommittees when appropriate.

Audit Committee

The Audit Committee is currently composed of Blake E. Devitt (Chair), Thomas T. Stallkamp, K. J. Storm and Albert P.L. Stroucken, each of whom is independent under the rules of the New York Stock Exchange and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The Board has determined that Messrs. Devitt, Stallkamp, Storm and Stroucken each qualify as an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. The Audit Committee is primarily concerned with the integrity of

Baxter’s financial statements, system of internal accounting controls, the internal and external audit process, and the process for monitoring compliance with laws and regulations. The Audit Committee’s duties include: (1) reviewing the adequacy and effectiveness of Baxter’s internal control over financial reporting with management and the external and internal auditors, and reviewing with management Baxter’s disclosure controls and procedures; (2) retaining and evaluating the qualifications, independence and performance of the independent registered public accounting firm; (3) approving audit and permissible non-audit engagements to be undertaken by the independent registered public accounting firm; (4) reviewing the scope of the annual external and internal audits; (5) reviewing and discussing Baxter’s financial statements (audited and non-audited), as well as earnings press releases and related information, prior to their filing or release; (6) overseeing legal and regulatory compliance as it relates to financial matters; (7) holding separate executive sessions with the independent registered public accounting firm, the internal auditor and management; and (8) discussing guidelines and policies governing the process by which Baxter assesses and manages risk. The Audit Committee met 13 times in 2012. The Audit Committee Report appears on page 42.

Compensation Committee

The Compensation Committee is currently composed of John D. Forsyth (Chair), Peter S. Hellman, Carole J. Shapazian and Thomas T. Stallkamp, each of whom is independent under the rules of the New York Stock Exchange. The Compensation Committee exercises the authority of the Board relating to employee benefit and equity-based plans and the compensation of the company’s officers. The Compensation Committee’s duties include: (1) making recommendations for consideration by the Board, in executive session and in coordination with the Corporate Governance Committee, concerning the compensation of the Chief Executive Officer; (2) determining the compensation of the company’s officers (other than the Chief Executive Officer) and advising the Board of such determination; (3) making recommendations to the Board with respect to incentive compensation plans and equity-based plans and exercising the authority of the Board concerning benefit plans; (4) serving as the administration committee of the company’s equity-based plans; (5) making recommendations to the Board concerning director compensation; (6) reviewing the adequacy of the company’s stock ownership guidelines and periodically assessing compliance with these guidelines; and (7) overseeing the company’s compensation philosophy and strategy and periodically assessing the risk related to its compensation policies and practices. The Corporate Governance and Compensation Committees work together to establish a link between Mr. Parkinson’s performance and decisions regarding his compensation. All compensation actions relating to Mr. Parkinson are subject to the approval of the independent directors of the Board. The Compensation Committee met four times in 2012. The Compensation Committee Report appears on page 24.

The Compensation Committee has directly engaged George B. Paulin, Chairman and Chief Executive Officer of Frederic W. Cook & Co., Inc., as its compensation consultant. Additionally, Aon Hewitt assists the Committee with the compilation of market data from time to time. Mr. Paulin reports directly and exclusively to the Committee and his firm provides no other services to Baxter except advising on executive and Board compensation matters. He provides analyses and recommendations that inform the Committee’s decisions, but he does not decide or approve any compensation actions. During 2012, he advised the Committee Chairman on setting agenda items for Committee meetings; reviewed management proposals presented to the Committee; assisted in the Committee’s assessment of Baxter’s compensation policies and practices; and conducted a review of the compensation of non-employee directors at Baxter’s peer companies. The Compensation Committee annually assesses the performance and independence of its compensation consultant.

Corporate Governance Committee

The Corporate Governance Committee is currently composed of James R. Gavin III, M.D., Ph.D. (Chair), Uma Chowdhry, Ph.D., Blake E. Devitt, John D. Forsyth and Gail D. Fosler, each of whom is independent under the rules of the New York Stock Exchange. The Corporate Governance Committee assists and advises the Board on director nominations, corporate governance and general Board organization and planning matters. The Corporate Governance Committee’s duties include: (1) developing criteria for use in evaluating and selecting candidates for election or re-election to the Board and assisting the Board in identifying and attracting qualified director candidates; (2) selecting and recommending that the Board approve the director nominees for the next

Annual Meeting of Shareholders and recommending persons to fill any vacancy on the Board; (3) determining Board committee structure and membership; (4) overseeing the succession planning process for management, including the Chief Executive Officer; (5) developing and implementing an annual process for evaluating the performance of the Chief Executive Officer; (6) developing and implementing an annual process for evaluating Board and committee performance; and (7) reviewing at least annually the adequacy of Baxter’s Corporate Governance Guidelines. The Corporate Governance Committee met five times in 2012.

Finance Committee

The Finance Committee is currently composed of K. J. Storm (Chair), Thomas F. Chen, Gail D. Fosler, Peter S. Hellman, Wayne T. Hockmeyer, Ph.D. and Albert P.L. Stroucken. The Finance Committee assists the Board in fulfilling its responsibilities in connection with the company’s financial affairs. The Finance Committee’s duties include: (1) reviewing and, subject to the limits specified in its charter, approving or making recommendations to the Board regarding financial proposals, proposed acquisitions, divestitures and other similar transactions, and proposed capital expenditures; (2) reviewing and making recommendations to the Board regarding dividend proposals and plans for the repurchase of shares; (3) reviewing the management of pension assets; and (4) overseeing Baxter’s significant financial policies and actions, including with respect to Baxter’s capital and tax structure, portfolio investments, hedging activities, use of derivative instruments and insurance coverage. The Finance Committee met seven times in 2012.

Public Policy Committee

The Public Policy Committee is currently composed of Carole J. Shapazian (Chair), Thomas F. Chen, Gail D. Fosler and James R. Gavin III, M.D., Ph.D. The Public Policy Committee assists the Board in fulfilling its oversight responsibilities with respect to legal, regulatory and other compliance matters, and advises the Board with respect to Baxter’s responsibilities as a global corporate citizen. The Public Policy Committee’s duties include: (1) reviewing Baxter’s policies and practices with respect to maintaining legal, regulatory and other compliance; (2) reviewing and making recommendations regarding Baxter’s Ethics & Compliance program and Corporate Responsibility Office; (3) reviewing and making recommendations regarding Quality and Regulatory programs; (4) reviewing and making recommendations regarding the company’s Government Affairs Program and Political Action Committee (BAXPAC); (5) reviewing and making recommendations regarding environment health and safety, sustainability and global inclusion initiatives; and (6) reviewing and making recommendations regarding community relations activities and charitable contributions. The Public Policy Committee met three times in 2012.

Science and Technology Committee

The Science and Technology Committee is currently composed of Wayne T. Hockmeyer, Ph.D. (Chair), Uma Chowdhry, Ph.D., James R. Gavin III, M.D., Ph.D. and Carole J. Shapazian. Joseph B. Martin, M.D., Ph.D., who retired from the Board in May of 2011, continues to participate in the work of the Science and Technology Committee pursuant to an agreement, which is more fully described in the section entitled “Director Compensation — Agreement with Dr. Martin” on page 39 of this Proxy Statement. The Science and Technology Committee assists and advises the Board with regard to science and technology matters, and its duties include: (1) overseeing Baxter’s research and development (“R&D”) strategies and objectives, including with respect to Baxter Ventures; (2) reviewing the company’s R&D pipeline and significant technology platforms; and (3) evaluating emerging issues and trends in science and technology that may affect Baxter’s overall business strategy. The Science and Technology Committee met for three extended sessions in 2012.

Corporate Governance

Director Independence

To be considered independent, the Board must affirmatively determine that a director does not have any direct or indirect material relationship with Baxter (either directly or as a partner, shareholder or officer of an organization that has a relationship with Baxter). Baxter’s Corporate Governance Guidelines require that the Board be composed of a majority of directors who meet the criteria for “independence” established by rules of the New York Stock Exchange.

In making its independence determinations, the Board considers transactions, relationships and arrangements between Baxter and entities with which directors are associated as executive officers, directors and trustees. When these transactions, relationships and arrangements exist, they are in the ordinary course of business and are of a type customary for a global diversified company such as Baxter. More specifically, with respect to each of the three most recent fiscal years, the Board evaluated for Dr. Gavin the annual amount of payments to Emory University and determined that the amount of payments in each such fiscal year was well below two percent of the consolidated gross revenues of Emory University during each such fiscal year.

Director Qualifications

As discussed below in “— Nomination of Directors,” directors are selected on the basis of the specific criteria set forth in Baxter’s Corporate Governance Guidelines. The experience, expertise and knowledge represented by the Board of Directors as a collective body allows the Board to lead Baxter in a manner that serves its shareholders’ interests appropriately. Set forth below is a discussion of the key qualifications for each of the directors.

Mr. Chen — Extensive international business experience through his 22-year career at Abbott Laboratories, with a distinct global perspective resulting from his focus on emerging markets, particularly in China, India and other Asia Pacific regions

Dr. Chowdhry — Substantial scientific and research and development expertise through her more than 30-year career at E. I. DuPont de Nemours & Company, including her service as Senior Vice President and Chief Science & Technology Officer

Mr. Devitt — Significant accounting expertise and knowledge of the healthcare industry through his 33-year career at Ernst & Young, including his service as Director of the Pharmaceutical and Medical Device Industry Practice

Mr. Forsyth — Extensive experience in the healthcare industry as well as an understanding of the challenges associated with leading and operating within large, complex organizations as current Chairman and Chief Executive Officer of Wellmark Blue Cross Blue Shield and given his 25 years of management experience at the University of Michigan Health System

Ms. Fosler — Substantial experience with respect to corporate best practices as well as significant global economic expertise, with an emphasis on emerging markets, especially China, as a result of her more than 20-year leadership career at The Conference Board and her other public-company board service

Dr. Gavin — Extensive medical and scientific expertise and knowledge of the healthcare industry as a result of the positions he has held at Emory University, the Morehouse School of Medicine and Howard Hughes Medical Institute as well as leadership experience given his service as Chief Executive Officer and Chief Medical Officer of Healing Our Village, Inc.

Mr. Hellman — Significant financial and operational expertise and experience leading complex, multi-faceted corporations with a considerable global presence as a result of the various senior positions held at Nordson Corporation and TRW Inc. as well as extensive experience serving on public-company boards

Dr. Hockmeyer — Substantial experience developing and running a significant healthcare company as founder and Chairman and Chief Executive Officer of MedImmune and significant scientific and clinical expertise as a result of his roles at Praxis Biologics Inc. and Walter Reed Army Institute of Research

Mr. Parkinson — Substantial knowledge of the healthcare industry and extensive experience leading and operating within global, multi-faceted corporations as a result of his roles at Baxter and Abbott Laboratories as well as an understanding of the complexities involved in managing large not-for-profit organizations through his service as Dean of Loyola University Chicago School of Business Administration and Graduate School of Business and other directorships

Ms. Shapazian — Significant experience with, and insight into, global supply and service operations, manufacturing and distribution practices, research, product development and quality systems and organizational change as a result of her senior management positions with both Maytag Corporation and Polaroid Corporation

Mr. Stallkamp — Significant experience leading complex organizations through his senior management roles at DaimlerChrysler Corporation and its predecessor Chrysler Corporation and MSX International, Inc., financial and business development expertise as an Industrial Partner in Ripplewood Holdings L.L.C. and supply chain expertise as founder and principal of Collaborative Management LLC, a private supply chain consulting firm

Mr. Storm — Extensive international business experience and established leadership skills gained as Chief Executive Officer of AEGON N.V. and through his board service at global organizations such as Anheuser-Busch InBev S.A., KLM Royal Dutch Airlines, PON Holdings B.V. and Unilever N.V. and PLC, as well as significant accounting expertise as a registered accountant

Mr. Stroucken — Substantial experience leading and operating large, multi-faceted corporations and financial expertise as a result of serving as Chairman, President and Chief Executive Officer of Owens-Illinois, Inc. and H.B. Fuller Company as well as experience in the healthcare and chemical industries through his roles at Bayer

Corporate Governance Guidelines

Baxter’s Board of Directors has long adhered to corporate governance principles designed to ensure effective corporate governance. Since 1995, the Board of Directors has had in place a set of corporate governance guidelines reflecting these principles. Baxter’s current Corporate Governance Guidelines cover topics including, but not limited to, director qualification standards, director responsibilities (including those of the lead director), director access to management and independent advisors, director compensation, director orientation and continuing education, succession planning and the annual evaluations of the Board and its committees. Baxter’s Corporate Governance Guidelines are available on Baxter’s website at www.baxter.com under “About Baxter — Corporate Governance — Guidelines.”

Code of Conduct

Baxter has adopted a Code of Conduct that applies to all members of Baxter’s Board of Directors and all employees of the company, including the Chief Executive Officer, Chief Financial Officer, Controller and other senior financial officers. Any amendment to, or waiver from, a provision of the Code of Conduct that applies to Baxter’s Chief Executive Officer, Chief Financial Officer, Controller or persons performing similar functions will be disclosed on Baxter’s website, at www.baxter.com under “About Baxter — Corporate Governance.” The Code of Conduct is available on Baxter’s website at www.baxter.com under “About Baxter — Corporate Governance — Guidelines — Code of Conduct.”

Executive Sessions

The independent directors of the Board met in executive session without management at every regularly scheduled meeting during 2012 pursuant to Baxter’s Corporate Governance Guidelines. The Audit Committee is required by its charter to hold separate sessions during at least five committee meetings with each of the internal auditor, the independent registered public accounting firm and management. The Corporate Governance and Compensation Committees generally meet in executive session at each meeting.

Board Leadership Structure; Lead Director

Mr. Parkinson serves as Chairman of the Board and Chief Executive Officer. Peter S. Hellman serves as the lead director. As Chairman of the Board and pursuant to Baxter’s Bylaws, Mr. Parkinson presides at all Board and shareholder meetings, serves as the primary spokesperson for Baxter, and acts as a liaison between the Board and the directors. As Chief Executive Officer and pursuant to Baxter’s Bylaws, Mr. Parkinson supervises the business of the company, subject to the direction of the Board. As lead director and pursuant to Baxter’s Corporate Governance Guidelines, Mr. Hellman presides at all executive sessions of the Board, acts as the liaison between the independent directors and the Chairman of the Board, reviews meeting agendas for the Board, and works with the Chairman to facilitate timely and appropriate information flow to the Board. In addition, Mr. Hellman serves as the contact person for interested parties to communicate directly with the independent members of the Board. The full Board annually assesses Mr. Parkinson’s performance as Chairman of the Board and as Chief Executive Officer. The Corporate Governance Committee recommends a lead director to the full Board for approval on an annual basis, with the expectation that once elected a lead director will serve for three consecutive annual terms.

The Board has determined that this structure is appropriate in light of the requirements for these roles as set forth in Baxter’s Bylaws and Corporate Governance Guidelines and the skills and experience that Mr. Parkinson and Mr. Hellman bring to these roles. The positions of Chairman of the Board and Chief Executive Officer are currently held by the same person because the Board believes that the unification of these positions provides a single vision for the company and results in an effective and efficient organizational structure.

Board’s Oversight of Risk

Baxter’s risk management activities include the identification and assessment of the key risks facing the company among the universe of business risks (i.e., strategic, operational, financial and regulatory/compliance). These risks are identified across the organization from multiple businesses, regions and functions. The Board reviews these risks on an annual basis after they have been identified and assessed by management and regularly reviews the initiatives put in place to mitigate the effects of these risks. These reviews include updates throughout the year from the businesses, regions and functions from which the key risks arise. Depending on the risk, the update may be presented to the full Board or if appropriate to a committee. For example, the Audit Committee reviews the financial risk assessment process and findings of the internal auditors while the Public Policy Committee and the Audit Committee jointly receive an update from the ethics and compliance function at least annually. Some risks are reviewed by the Board as well as a committee. For example, quality updates are provided at least annually to the full Board although more frequently provided to the Public Policy Committee. The oversight of risk within the organization is an evolving process requiring the company to continually identify opportunities to further embed systematic enterprise risk management into ongoing business processes across the organization. The Board actively encourages management to continue to drive this evolution.

In addition to the Board’s role in enterprise risk management, various committees of the Board are also expressly tasked by their charters to be responsible for the oversight of certain risks. More specifically, the Audit Committee is charged with oversight of the process by which management assesses and manages risk as well as the company’s major financial risk exposures and the steps taken to monitor and control these exposures, while the Finance Committee is charged with oversight of Baxter’s significant financial policies and actions, including with respect to the company’s capital and tax structure, portfolio investments, hedging activities, use of derivative instruments and insurance coverage.

Nomination of Directors

It is the policy of the Corporate Governance Committee to consider candidates for director recommended by shareholders, members of the Board and management. The Corporate Governance Committee also considers directors recommended by the independent search firm retained by the Board to help identify and evaluate potential director nominees. The Corporate Governance Committee evaluates all candidates for director in the same manner regardless of the source of the recommendation. Shareholder recommendations for candidates for director should include the information required by Baxter’s Bylaws and be sent to the Corporate Governance Committee, c/o Corporate Secretary, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015.

Pursuant to Baxter’s Corporate Governance Guidelines, nominees for director must:

•	Possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility.

•	Have a genuine interest in the company and recognition that as a member of the Board, each director is accountable to all shareholders of the company, not to any particular interest group.

•	Have a background that demonstrates an understanding of business and financial affairs and the complexities of a large, multifaceted, global business, governmental or educational organization.

•	Be or have been in a senior position in a complex organization such as a corporation, university or major unit of government or a large not-for-profit institution.

•	Have no conflict of interest or legal impediment that would interfere with the duty of loyalty owed to the company and its shareholders.

•	Have the ability and be willing to spend the time required to function effectively as a director.

•	Be compatible and able to work well with other directors and executives in a team effort with a view to a long-term relationship with the company as a director.

•	Have independent opinions and be willing to state them in a constructive manner.

The Corporate Governance Guidelines also provide that directors are selected on the basis of talent and experience. Diversity of background, including diversity of gender, race, ethnic or geographic origin, age, and experience (including in business, government and education as well as healthcare, science and technology) is a relevant factor in the selection process. This factor is relevant as a diverse Board of Directors is likely to be a well-balanced Board with varying perspectives and a breadth of experience that will positively contribute to robust discussion at Board meetings. A nominee’s ability to meet the independence criteria established by the New York Stock Exchange is also a factor in the nominee selection process. Once a candidate has been identified, the Corporate Governance Committee and the independent search firm will engage in a process that includes a thorough investigation of the candidate, an examination of his or her business background and education, research on the individual’s accomplishments and qualifications, an in-person interview and reference checking. If this process generates a positive indication, the lead director, the members of the Committee and the Chairman of the Board will meet separately with the candidate and then confer with each other regarding their respective impressions of the candidate. If the individual was positively received, the Committee will then recommend the individual to the full Board for further meetings and evaluation and ultimately election. If the full Board agrees, the Chairman of the Board is then authorized to extend an offer to the individual candidate.

Communicating with the Board of Directors

Shareholders and other interested parties may contact any of Baxter’s directors, including the lead director or the non-management directors as a group, by writing a letter to Baxter Director c/o Corporate Secretary, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015 or by sending an e-mail to boardofdirectors@baxter.com. Baxter’s Corporate Secretary will forward communications directly to the lead director, unless a different director is specified.

Executive Compensation

Compensation Discussion and Analysis

The Compensation Committee has designed a compensation program that is straightforward and driven by a few key principles and objectives, with pay for performance being the most significant structural element of the program. The compensation package awarded to each named executive officer identified in the Summary Compensation Table on page 25 of this Proxy Statement consists primarily of a base salary, a cash bonus and equity awards. At the 2012 Annual Meeting, approximately 95% of the shareholders voting at the meeting approved the compensation paid to Baxter’s named executive officers in 2011. The decisions made by the Board with respect to compensation in 2012 reflected the results of the advisory vote on 2011 named executive officer compensation as well as the other factors described below.

Year in Review

Despite a challenging global macroeconomic environment in 2012, Baxter was able to strengthen its core portfolio by expanding access and increasing standards of care globally while also advancing the product pipeline through record research and development spending ($1.2 billion) and executing multiple business development initiatives, including the execution of a definitive agreement to acquire Gambro AB (Gambro), a global medical technology company based in Lund, Sweden focused on developing, manufacturing and supplying dialysis products and therapies for patients with acute or chronic kidney disease. Baxter’s global net sales totaled $14.2 billion in 2012, an increase of 2% over 2011. Baxter reported net income for 2012 of $2.3 billion, or $4.18 per diluted share. On an adjusted basis, excluding special items in both years, Baxter’s net income in 2012 was $2.5 billion, which represents an increase of 2% over the prior-year period, while earnings per diluted share of $4.53 rose 5% from earnings per diluted share of $4.31 in 2011. Additional detail on these financial measures is provided under the caption “Structure of Compensation Program — Pay for Performance — Financial Targets” on page 15 of this Proxy Statement. Baxter generated a record level of operating cash flows in 2012, increasing over 10% from 2011 and totaling more than $3.1 billion. In addition, Baxter returned approximately $2.3 billion to shareholders during the year through dividends totaling $800 million and share repurchases of approximately $1.5 billion (or approximately 25 million shares). The company’s financial performance was a significant factor in the compensation decisions that were made for 2012.

A comparison of the performance of Baxter’s common stock against that of its peers provides another perspective on Baxter’s overall performance over the last five years and is an additional factor that the Committee considered when making compensation decisions. The following graph compares the change in Baxter’s cumulative total shareholder return (including reinvested dividends) on Baxter’s common stock with the Standard & Poor’s 500 Composite Index and the Standard & Poor’s 500 Health Care Index over the past five years.

For his service as Baxter’s Chairman and Chief Executive Officer in 2012, Mr. Parkinson received total compensation of $17,521,770, primarily driven by company and individual performance in 2012 and 2011 (as equity awards were made in early 2012 based, in part, on 2011 performance). Mr. Parkinson’s compensation takes into account the role he plays in establishing Baxter’s strategic agenda, long-range plan and organizational structure, ensuring the sustainability of the organization, meeting the challenges that arise in the day-to-day operations of a company as large and diverse as Baxter and leading the company in a challenging global macro-economic environment. Mr. Parkinson’s 2012 compensation also reflects the Board’s annual review of competitive market data. Although his compensation is determined using the same methodology used for each of the other named executive officers, Mr. Parkinson’s compensation is measurably higher than the compensation paid to any of the other named executive officers which reflects his significantly greater responsibilities and obligations at Baxter as compared to those of any of the other named executive officers.

Each of the other named executive officers received total compensation for his 2012 performance as follows: Jean-Luc Butel, $11,308,955; Robert M. Davis, $7,474,508; Ludwig N. Hantson, $7,043,379; and Robert J. Hombach, $5,369,993. In 2012, Baxter successfully recruited Mr. Butel to the position of Corporate Vice President and President, International. Mr. Butel is responsible for leading the company’s international operations, which constituted approximately 60% of Baxter’s sales in 2012. In connection with his recruitment, the Compensation Committee approved sign-on cash bonus and equity awards, both to induce Mr. Butel to join Baxter and to compensate him for the cash bonus, equity and other retirement benefits forfeited when he joined Baxter. Significantly, 85% of the total compensation provided to Mr. Butel in conjunction with his hire was in the form of equity grants. The Compensation Committee chose this structure for his sign-on compensation as it is consistent with Baxter’s pay for performance philosophy. Mr. Butel’s 2012 compensation also reflects his individual performance since he joined Baxter in February 2012. The compensation paid to Mr. Davis in 2012 reflects his individual performance as Corporate Vice President and President, Medical Products, the relative performance of the Medical Products business during 2012 and 2011 (as annual equity awards were made in early 2012 based, in part, on 2011 performance), and his leadership with regard to the definitive agreement Baxter entered into in

December to acquire Gambro. The compensation paid to Mr. Hantson in 2012 reflects his individual performance as Corporate Vice President and President, BioScience, the relative performance of the BioScience business during 2012 and 2011, and his leadership with regard to the advancement of the new product pipeline in the BioScience business. The compensation paid to Mr. Hombach in 2012 reflects his individual performance as Corporate Vice President and Chief Financial Officer, the financial performance of the company in 2012 and 2011, and the Committee’s recognition of the importance of the company’s financial strength in implementing its long-term strategies.

Consistent with past years, the most significant component of the total compensation paid to the named executive officers in 2012 was in the form of equity. The grant-date fair value of the equity awards granted to the named executive officers in 2012 ranged from 44% to 75% of their total compensation.

Compensation Philosophy

Baxter’s compensation program is designed to:

•	Recognize company and individual performance;

•	Drive the long-term financial performance of the company (and in doing so, encourage innovation and appropriate levels of risk-taking); and

•	Reflect the value of each officer’s position in the market and within the company.

The objective of the program is to compensate Baxter’s executive officers in a manner that is consistent with these principles, aligns the interests of management and shareholders and drives sustained and superior performance relative to the company’s peers. The program is also designed to be competitive with companies with which Baxter competes for executive talent in order to attract, retain and motivate high-performing executives.

Structure of Compensation Program

Pay for Performance

Pay for performance is the most significant structural element of Baxter’s compensation program. Annual performance against financial targets (adjusted earnings per share, adjusted sales and return on invested capital) drives the payout of cash bonuses. Baxter’s three-year growth in shareholder value relative to the company’s peer group determines the payout under 50% of the company’s annual equity awards to officers, which are granted in the form of performance share units. The overall performance of Baxter’s common stock determines the value of the remainder, which is granted in the form of stock options. The Committee’s assessment (or the Board’s in the case of Mr. Parkinson) of how each officer performs his or her job impacts earned cash bonuses and equity awards.

Financial Targets

For the last three years, the Committee selected adjusted earnings per share, adjusted sales and return on invested capital as the financial measures on which to assess the company’s performance for purposes of funding the cash bonus pool. The relative weight assigned to each of these measures was 50%, 25%, and 25%, respectively. If each financial measure is met in a given year, then the cash bonus pool is funded at two times the base salary for each executive officer covered by the bonus pool (other than Mr. Parkinson, for whom the bonus pool is funded at two times his target cash bonus) and negative discretion is applied as described below.

The Committee selected adjusted earnings per share (EPS) and adjusted sales as these are of immediate interest to shareholders and are the primary two measures as to which Baxter regularly provides guidance to the market. Adjusted EPS is the most heavily weighted measure, as the Committee believes it is a straightforward measure of the company’s current ability to generate value that is well understood by shareholders. The table below provides adjusted EPS and adjusted sales targets for 2012, 2011 and 2010 as well as actual results in these years.

	2012			2011			2010
	Target	Actual	Achievement %	Target	Actual	Achievement %	Target	Actual	Achievement %
Adjusted EPS(1)	$4.48	$4.53	101.2%	$4.17	$4.31	103.4%	$4.14	$3.98	96.4%
Adjusted Sales (in millions)(2)	$13,799	$13,722	99.4%	$12,888	$12,890	100.0%	$12,873	$12,447	96.7%

(1)	Adjusted EPS is calculated as the company’s diluted earnings per share (determined in accordance with generally accepted accounting principles (GAAP)), equal to $4.18 for 2012, $3.88 for 2011 and $2.39 for 2010, adjusted for special items. Special items for 2012 totaled $190 million on an after-tax basis, or $0.35 per diluted share, primarily related to charges for the settlement of certain pension obligations, business optimization initiatives and business development activities, as well as benefits related to the reduction of certain contingent payment liabilities and an adjustment to infusion pump reserves; for 2011 totaled $247 million on an after-tax basis, or $0.43 per diluted share, primarily related to charges for the company’s business optimization initiatives, certain increased litigation reserves, certain historical rebate and discount adjustments, a contribution to the Baxter International Foundation and the write-down of Greek government bonds; and for 2010 totaled $946 million on an after-tax basis, or $1.59 per diluted share, primarily related to charges for the company’s business optimization initiatives, the divestiture of the company’s U.S. multi-source generic injectables business, increased litigation reserves, business development activities, the recall of COLLEAGUE infusion pumps, a write down of accounts receivable in Greece, and the write off of a deferred tax asset. The target for 2010 excluded the impact of healthcare reform (approximately $0.10 per diluted share) as it was excluded from the guidance publicly announced by the company in January 2010.

(2)	Adjusted sales is calculated as the company’s reported net sales (determined in accordance with GAAP), equal to $14.2 billion for 2012, $13.9 billion for 2011 and $12.8 billion for 2010, adjusted for foreign currency fluctuations calculated using budgeted exchange rates and, in 2010, for a charge of $213 million related to the recall of COLLEAGUE infusion pumps. The target for 2010 excluded the impact of healthcare reform (approximately $70 million) as it was excluded from the guidance publicly announced by the company in January 2010.

The company calculated adjusted EPS for purposes of funding the cash bonus pool the same way it calculated adjusted EPS when it publicly announced its results — that is, the special items that were excluded from EPS to arrive at adjusted EPS were the same. Baxter uses adjusted sales (rather than net sales) as a target for the same reason that Baxter provides sales guidance excluding the impact of foreign currency fluctuations — that is, the company believes it provides a better perspective on underlying sales growth. The use of budgeted exchange rates allows Baxter to evaluate final performance on the same foreign currency basis that was used for setting the target and establishing the budget.

Return on invested capital (ROIC) is the internal cash earnings measure that the company uses to assess how effectively it is allocating and utilizing capital in its operations. ROIC is calculated by dividing cash flows from operations (excluding the impact of interest expense) by average invested capital. Baxter does not provide guidance on ROIC nor does it disclose ROIC in its public filings; however, for years 2012, 2011 and 2010, Baxter achieved 108.8%, 102.7% and 109.0% of its respective ROIC targets. The Committee selected ROIC as the third measure in order to balance the more immediate EPS and sales goals, helping to ensure a focus on efficient and value-maximizing investment and appropriate long-term management of capital. Improving ROIC requires disciplined management of working capital and is inherently challenging because of the measure’s focus on increasing cash flows relative to improved retained earnings. As the company becomes more profitable it becomes more difficult to show significant ROIC improvement due to the impact of increases in retained earnings on the denominator of the measure — that is, as the denominator grows the company is required to generate more cash flows from operations than in the prior year to improve its ROIC.

Performance Against Peers

As a healthcare company, Baxter operates in a rapidly changing, increasingly competitive and heavily regulated environment. Accordingly, encouraging its officers to focus on the long-term performance of the company is particularly important to Baxter. The performance share units that were awarded to named executive officers in 2012 were designed to reward strong long-term performance by the company relative to the companies in Baxter’s peer group. These healthcare companies are the primary companies with which Baxter competes for talent, investor capital and market position.

The payout of shares of Baxter common stock resulting from the vesting of the performance share units granted in 2012 will be based on Baxter’s change in total shareholder value versus the change in total shareholder value of the companies included in Baxter’s peer group during the three-year performance period commencing with the year in which the performance share units are awarded (January 1, 2012 — December 31, 2014). Growth in shareholder value will be measured based on the following formula:

Average Closing Stock Price Over the Last Twenty Days of the Performance Period

minus Average Closing Stock Price Over the Last Twenty Days Immediately

Preceding the Commencement of the Performance Period

plus Reinvested Dividends

Divided (÷) by

Average Closing Stock Price Over the Last Twenty Days Immediately Preceding the

Commencement of the Performance Period

The performance share units will pay out in shares of Baxter common stock in a range of 0% to 200% of the number of performance share units awarded. The table below shows how the company’s growth in shareholder value against its peers correlates with the 0% to 200% range of payouts.

Performance	Payout
Below 25(th) Percentile Rank	0%
25(th) Percentile Rank	25%
60(th) Percentile Rank	100%
75(th) Percentile Rank	150%
85(th) Percentile Rank or Above	200%

The performance share units will pay out linearly between each set of data points above the 25th percentile and below the 85th percentile. For example, if Baxter performs at a 40th percentile rank, each named executive officer will receive the number of shares equal to 57% of his award of performance share units. In order to pay out at the 100% target level, Baxter must outperform its peers at the 60th percentile. As it is possible that there will be no payout under the performance share units, these awards are completely “at-risk” compensation. For example, the company did not issue any shares of common stock with respect to the performance share units granted in 2009 and payable in 2012 because the company did not achieve the threshold level of performance over the applicable three year period. This result is consistent with the company’s pay for performance philosophy and the Committee’s belief that a portion of equity granted to the company’s officers be completely “at-risk.”

Performance of Baxter Common Stock

The performance of Baxter common stock determines the value of the stock options and restricted stock units that have been granted to the named executive officers in 2012.

Individual Performance

The Committee (or the full Board in the case of Mr. Parkinson) assesses the individual performance of each executive officer in making compensation decisions related to cash bonuses and equity awards. The Committee’s assessment of individual performance is inherently subjective and requires significant input from Mr. Parkinson. Essentially the Committee (or the Board in the case of Mr. Parkinson) assesses how well an officer fulfilled his or her obligations in the past year. This assessment focuses on how well the operations or function for which an officer is responsible performed during the year. One factor that the Committee (or the Board in the case of Mr. Parkinson) considers in making assessments of individual performance is how well an officer performed against the performance goals set for such officer for the relevant year. Mr. Parkinson’s goals and his self-evaluation are reviewed with the Committee and the full Board. Mr. Parkinson reviews the performance goals and self-evaluations of each of the other executive officers and shares his insights and recommendations with the Committee.

The goals set for each named executive officer for 2012 reflected the diversity of the company’s business and the wide range of responsibilities that are attributed to each of these officers. For example, Mr. Parkinson had over 50 performance goals for 2012 covering the following areas: financial performance; organizational development and human resources; corporate strategy and business development; quality and regulatory; operational excellence; board relations and governance; constituent relations (including with respect to sustainability matters); leadership; and innovation and R&D. Mr. Parkinson also has a higher-level set of aspirational goals which are designed to measure his long-term performance. In evaluating each officer’s performance against his or her goals, consideration is given not only to whether an objective was met but most significantly how the objective was met including how appropriately the officer prioritized meeting an objective relative to the officer’s other responsibilities. Accordingly, the adjustments that are made to such officer’s compensation based on his or her performance are not directly correlated to the number of goals that an officer achieved. The Committee believes that this type of rigid correlation could motivate an officer to focus on achieving his or her performance goals rather than on fulfilling his or her job responsibilities in a manner that is in the best interest of the company and its shareholders. The Committee (or the Board in the case of Mr. Parkinson) adjusts cash bonuses and equity grants for individual performance on a discretionary basis in light of the Committee’s (or the Board’s in the case of Mr. Parkinson) overall assessment of how well an officer fulfilled his or her obligations to the company in the past year.

Baxter’s Peer Group and Use of Peer Group Data

Use of peer group data plays a significant role in the structure of the compensation program as it is a primary input in setting target levels for base salaries, cash bonuses and equity awards and helps to ensure that compensation is market competitive in order to retain and attract talent. Baxter uses data from companies that the Committee has selected as comparable companies (collectively, the “peer group”) to help identify a reasonable starting point for base salaries, cash bonuses and equity awards and then analyzes company and individual performance to determine whether it is appropriate to move away from this baseline. Peer group data also plays a role in what non-cash compensation is paid to the named executive officers as the market data the company obtains regarding companies in its peer group helps determine what types and amounts of non-cash compensation are appropriate for competitive purposes. If data is not available for a particular officer’s position at the company, the Committee utilizes the information that is available to Aon Hewitt as well as internal equity principles to set an officer’s compensation targets at levels that are competitive with other officers at Baxter.

Baxter’s use of peer group data is consistent among the named executive officers in that the baseline (i.e., percentile target) that is set for an element of compensation applies to all officers regardless of position. However, differences in the compensation paid to comparable officers at companies in the peer group do result in higher target amounts for officers depending on their position.

Baxter’s peer group includes all of the companies in the Standard & Poor’s 500 Health Care Index, except for distribution companies, insurance providers, hospitals, nursing homes and consultants. As discussed above, information may not be available from each of the companies in Baxter’s peer group for every officer position.

As a result, the number of companies in Baxter’s peer group may fluctuate as applied to each officer. As of December 31, 2012, the companies included in this peer group and that will therefore be used to determine the payout under the performance share units granted in 2012 are set forth below.

Abbott Laboratories	DaVita Inc.	Mylan Inc.
Agilent Technologies Inc.	DENTSPLY International Inc.	PerkinElmer, Inc.
Allergan, Inc.	Edwards Lifesciences Corp.	Perrigo Co.
Amgen Inc.	Eli Lilly and Company	Pfizer Inc.
Becton, Dickinson and Company	Forest Laboratories, Inc.	Quest Diagnostics Incorporated
Biogen Idec Inc.	Gilead Sciences, Inc.	St. Jude Medical, Inc.
Boston Scientific Corporation	Hospira, Inc.	Stryker Corporation
Bristol-Myers Squibb Company	Intuitive Surgical, Inc.	Thermo Fisher Scientific Inc.
CareFusion Corporation	Johnson & Johnson	Varian Medical Systems, Inc.
Celgene Corporation	Laboratory Corporation of America Holdings	Waters Corporation
Cerner Corporation	Life Technologies Corporation	Watson Pharmaceuticals, Inc.
Covidien Ltd.	Medtronic, Inc.	Zimmer Holdings, Inc.
C.R. Bard, Inc.	Merck & Co., Inc.

Elements of Executive Compensation

Base Salaries

Base salaries are paid in order to provide a fixed component of compensation for the named executive officers. For each of the last three years, base salary target levels for all named executive officers were set within a range that is competitive with the 50th percentile of salaries paid to comparable officers at companies in the peer group. The Committee selected the 50th percentile as the positioning for base salaries because, as they are the only fixed component of compensation, they are less appropriately used to motivate performance and thus the Committee determined to set them at a reasonably competitive mid-point.

The Committee sets actual individual base salaries higher or lower than targeted base salaries for any reason that the Committee deems relevant. Factors that the Committee considered for 2012 base salaries included how long an officer has been at Baxter and in his or her current role, the impact of his or her position on the company’s results, the quality of the overall experience an officer brings to his or her role and how the officer’s role fits within the structure of the organization. Base salaries for all of the named executive officers were generally competitive with the 50th percentile of salaries paid to comparable officers in the peer group.

Cash Bonuses

Cash bonuses are intended to reward company and individual performance by providing officers with an opportunity to receive additional cash compensation based on both the company’s performance relative to the financial targets described above and the Committee’s assessment (or the Board’s assessment in the case of Mr. Parkinson) of how well an officer performed his or her role during the applicable year. In assessing an individual officer’s performance, the Committee considers the individual’s present and potential contribution to Baxter, in addition to various performance criteria which include, but are not limited to, implementation of critical projects (e.g., acquisitions or divestitures), product development, regulatory or quality performance and innovation or research goals. Baxter believes it is important to consider an individual’s performance in assessing compensation and not just the company’s overall performance relative to the financial targets discussed above. In addition, cash bonuses may be periodically used by the company for recruitment purposes in order to competitively compensate and attract high performing executives.

Target Setting

For each of the last three years, cash bonus targets for all named executive officers were set within a range that is competitive with the 60th percentile of cash bonuses paid to comparable officers at companies in Baxter’s peer group. As the ultimate payout of a cash bonus is driven primarily by achievement of financial targets, the Committee (or the Board in the case of Mr. Parkinson) sets the target amounts at the 60th percentile to further motivate officers to meet the financial targets. The Committee has the discretion to adjust each officer’s target as it deems appropriate. Typical reasons for adjusting cash bonus targets are how long an officer has been in his or her current role and how the officer’s role fits within the structure of the organization. Cash bonus targets for all of the named executive officers were generally competitive with the 60th percentile of cash bonuses paid to comparable officers in the peer group.

Determination of 2012 Annual Bonus Payouts

Based on the company’s performance against its 2012 financial targets, the bonus pool was funded at 1.95 times the base salary for each executive officer covered by the bonus pool (other than Mr. Parkinson, for whom the bonus pool was funded at 1.95 times his target cash bonus). The Committee (or the Board in the case of Mr. Parkinson) then has the ability to use “negative discretion” to determine the actual cash bonus amount paid to each named executive officer. Any “negative discretion” takes into account the Committee’s view (or the Board’s view in the case of Mr. Parkinson) of how well each officer performed his or her responsibilities during 2012. As a result, the actual cash bonus paid to each named executive officer was calculated using the following formula: (x) the product of such officer’s cash bonus target and the company performance adjustment percentage multiplied by (y) such officer’s individual performance adjustment percentage as determined by the Committee (or the Board in the case of Mr. Parkinson).

Company Performance. As discussed above, Baxter performed relative to its adjusted EPS, adjusted sales and ROIC financial targets for 2012 at 101.2%, 99.4% and 108.8%, respectively. Given the relative weighting of these targets (50%, 25% and 25%, respectively) and the associated funding schedule for each metric, this performance translated into an adjustment to each officer’s cash bonus of 116% of target. The funding schedule associated with each metric ranges from 0% to 150% with the baseline for each metric being 100% (i.e., the company must achieve a given financial target for the funding for such metric to be 100% and funding can range from 0% to 150%). The band of funding around the baseline varies by metric. This variation reflects the probability of achievement of a given target based on historical performance data as well as the scope of the given metric. Accordingly, the adjustment for 2012 performance of 116% was lower than the adjustment of 122% for 2011 performance based on how the company performed against its financial targets in each respective year and the relative weighting of, and funding schedule associated with, each metric. The fluctuation from year to year in these adjustments based on actual company performance against specific financial targets is consistent with the company’s pay for performance philosophy.

Individual Performance. Based on the Committee’s assessment (or the Board’s assessment in the case of Mr. Parkinson) of the performance of each officer of the company, each officer’s cash bonus target was adjusted further in a range of 80% to 168%. A further team assessment of 15% was added to the cash bonus awards for all executive officers except for Mr. Parkinson to acknowledge the role these executives have played in implementing the company’s long-term strategies. Mr. Parkinson was paid a cash bonus of $4,279,260, which included an upward individual performance adjustment of 168%. In determining the amount of Mr. Parkinson’s cash bonus for 2012, the Board acknowledged the important contributions made by Mr. Parkinson over the entirety of his tenure at Baxter and the significant progress made towards the achievement of the company’s long-term goals and in strengthening Baxter for the future. Mr. Butel was paid a cash bonus of $1,116,558, which included an upward individual adjustment of 120% as well as the 15% team assessment, for a total upward individual performance adjustment of 135%. This adjustment reflects the leadership Mr. Butel provided as President, International since joining Baxter in February 2012. Mr. Davis and Mr. Hantson were each paid a cash bonus of $1,367,800, which included an upward individual adjustment of 162% as well as the 15% team assessment, for a total upward individual performance adjustment of 177%. For each of Mr. Davis and Mr. Hantson, this adjustment reflects the leadership each provided to, and the performance of, their respective businesses in 2012 as well as the company’s internal equity principles. Mr. Hombach was paid a cash bonus of $873,828, which included an upward individual adjustment of 120% as well as the 15% team assessment, for a total upward individual performance adjustment of 135%. This adjustment primarily reflects the financial performance of Baxter in 2012 as well as Mr. Hombach’s leadership with respect to the company’s finance function and within the organization. For more information on how performance was assessed, see “Pay for Performance — Financial Targets” and “— Individual Performance” above. The Committee believes that the methodology it uses in paying cash bonuses is consistent with providing compensation that reflects how an officer is valued within the company and the market place.

2012 New Hire Cash Bonus

In conjunction with his hire, Mr. Butel was also awarded a cash bonus of $1,000,000, payable upon commencement of his employment with Baxter in February 2012. This award was primarily intended to induce Mr. Butel to join Baxter and to compensate him for the cash bonus he forfeited upon his resignation from his former employer and assist him in his relocation to the United States. Such an award is consistent with Baxter’s philosophy of providing competitive compensation to attract high performing executives.

Equity Awards

Equity awards are the most significant components of each named executive officer’s compensation package. The company’s compensation program emphasizes equity awards to motivate executive officers to drive the long-term performance of the company and to align their interests with those of the company’s shareholders. This emphasis is appropriate as these officers have the greatest role in establishing the company’s direction and should have the greatest proportion of their compensation aligned with the long-term interests of shareholders. This alignment is furthered by requiring officers to satisfy the stock ownership guidelines discussed below under “Baxter’s Stock Ownership Guidelines for Executive Officers; Prohibitions on Trading.”

Structure of Equity Compensation Program

Baxter’s equity compensation program for named executive officers provides for annual grants in equal proportion of performance share units and stock options. Performance share units are provided to reflect the Committee’s belief that as the recipients of these awards have the most responsibility for Baxter’s performance, the payout of a portion of their equity awards should be completely “at-risk.” Stock options compose the balance of the annual equity grant to recognize that it is in the best interest of the company to provide a certain amount of equity that will vest as long as the officer continues to serve at Baxter. There are factors beyond the control of the officers that affect the company’s performance as measured against its peers, and equity awards that are not subject to performance metrics but only vest over time provide greater stability in compensation and will only have value so long as Baxter’s stock price continues to increase from the date of grant. The company also periodically grants equity to named executive officers for recognition, recruitment and retention purposes, and as discussed above, utilizes equity as a primary vehicle to attract high performing executives.

Individual Equity Grants

In order to determine the size of equity grants to be awarded to each named executive officer in connection with the annual grant process in March 2012, the Committee reviewed market data on how much equity similarly situated officers were receiving at companies in Baxter’s peer group. This review focused on how much equity should be granted to each officer in order to be competitive with the 60th percentile of equity awards provided to similarly situated officers at companies in Baxter’s peer group. The Committee (or the Board in the case of Mr. Parkinson) set targets that were competitive for the 60th percentile of the peer group for each of the named executive officers, except for Mr. Butel and Mr. Hombach whose grants were respectively higher and lower than the 60th percentile of equity awards provided to similarly situated officers at peer group companies, taking into consideration the relative experience that each officer brings to his role. In determining the actual amount of each officer equity grant, the Committee then used its discretion to increase 2012 target equity grants for the company’s officers across a range of 0% to 20%. With respect to the named executive officers, the 2012 target equity grants were adjusted as follows: Mr. Butel, 0%; Mr. Davis, 20%; Mr. Hantson, 20%; Mr. Hombach, 20%; and Mr. Parkinson, 10%. With respect to Messrs. Davis, Hantson, Hombach and Parkinson, these adjustments were made primarily to reflect the Committee’s assessment of such officer’s individual performance during 2011. No adjustment was made to Mr. Butel’s 2012 target equity grant as he joined the company in February 2012.

The Committee also approved grants of 65,000 restricted stock units and 200,000 stock options, with a total aggregate grant date fair value of $5,881,639, to Mr. Butel. These grants were provided primarily to induce Mr. Butel to join the company and to compensate him for equity and other retirement benefits forfeited as a result of leaving his former employer. Further, the Committee approved a one-time grant of 50,000 restricted stock units, with a total aggregate grant date fair value of $2,508,500, to each of Mr. Davis and Mr. Hantson. These grants each had a delayed vesting schedule, vesting in one-third annual installments starting five years from the date of grant, and are consistent with Baxter’s philosophy of providing long-term incentive compensation to retain and motivate high performing executives over time.

In addition to his annual equity grant, on March 5, 2013, the Board awarded Mr. Parkinson a special grant of 45,000 restricted stock units on March 5, 2013, with a grant date fair value of $3,160,800, both to recognize Mr. Parkinson’s achievements over his tenure at Baxter as well as to ensure alignment with shareholder interests over the term of the award. This award has special vesting provisions: the first half vests on the second anniversary of the grant date, the second half vests on the third anniversary of the grant date and the grant will not continue to vest if Mr. Parkinson retires during the term of the award.

Perquisites

Baxter provides a very limited range of perquisites to its named executive officers. Baxter permits limited personal travel on company aircraft due to the potential efficiencies associated with such use. All personal aircraft usage must be pre-approved by the Chief Executive Officer and any such aircraft usage, including by the Chief Executive Officer, is reviewed annually by the Board. Baxter reimburses business-related travel and other related entertainment and incidental costs for executive officers and their significant others when such executive officers are invited to attend Board meetings or other business-related activities where the attendance of a significant other is expected. Baxter pays these expenses and costs as the business purpose served is closely related to the benefits received. Baxter also pays for an annual physical exam for executive officers and believes this practice to be in the best interest of the company and its shareholders as the health of an executive officer is critical to an officer’s performance. In 2012, the aggregate incremental cost associated with providing these perquisites was less than $10,000 for each named executive officer.

Retirement and Other Benefits

Mr. Hombach and Mr. Davis participate in Baxter’s pension and supplemental pension plans to the same extent and on the same terms as any other eligible Baxter employee hired prior to December 31, 2006. Mr. Parkinson’s employment agreement provides for additional pension benefits tied to the number of years he remains employed at Baxter. In 2011, Mr. Parkinson received an additional four years of service under the supplemental pension plan upon his seventh anniversary of employment based on the terms of his employment agreement. As a result, in 2012 he is entitled to a total of twelve years of deemed service. Mr. Parkinson’s employment agreement also provides that he is eligible for unreduced early retirement upon his termination of employment prior to age 65. Mr. Parkinson will not be eligible for an unreduced early retirement benefit if his employment is terminated for cause (as defined in his employment agreement). Mr. Butel and Mr. Hantson are not eligible to participate in Baxter’s pension and supplemental pension plans as such plans were closed to new participants effective as of December 31, 2006. Employees hired or rehired after that date, including Mr. Butel and Mr. Hantson, receive an additional employer contribution equal to 3% of his or her compensation in Baxter’s tax-qualified section 401(k) plan and nonqualified deferred compensation plan if his or her compensation exceeds the compensation that can be taken into account under Baxter’s 401(k) plan. The level of pension benefits available to Mr. Parkinson compared to the other named executive officers is consistent with his level of responsibility within the company and how his position was valued in the market at the time his agreement was originally negotiated. A more detailed discussion of the pension program is provided under the caption “Pension Benefits” on page 32 of this Proxy Statement.

Each of the named executive officers is eligible to participate in Baxter’s deferred compensation plan, which permits the officer to defer the receipt of covered compensation and receive a 3.5% company match. Baxter allows named executive officers to participate in a deferred compensation plan in order to provide compensation that is reflective of such officers’ value in the market as well as to facilitate retirement savings as part of the total compensation program in a cost- and tax-effective way for the company. The terms of Baxter’s deferred contribution plan are more fully described under the caption “Nonqualified Deferred Compensation” on page 33 of this Proxy Statement.

Risk Assessment of Compensation Policies and Practices

With the assistance of the Committee’s independent compensation consultant, the Compensation Committee reviewed Baxter’s material compensation policies and practices applicable to its employees, including its executive officers, and concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. The key features of the executive compensation program that support this conclusion include:

•	appropriate pay philosophy, peer group and market positioning;

•

effective balance in cash and equity mix, short and long term focus, corporate, business unit and individual performance focus and financial and non-financial performance measurement and discretion; and

•	meaningful risk mitigants, such as the stock ownership guidelines and executive compensation recoupment policy discussed below.

Baxter’s Stock Ownership Guidelines for Executive Officers; Prohibitions on Trading

In order to drive the long-term performance of the company, executive officers are required to own a certain amount of Baxter stock. The Chief Executive Officer is required to achieve ownership of Baxter common stock valued at six times annual base salary. Each of the other executive officers is required to achieve ownership of Baxter common stock valued at four times annual base salary, in each case within five years of becoming an executive officer. This requirement, like the executive compensation recoupment policy discussed below, helps ensure long-term focus and appropriate levels of risk-taking by executive officers.

Pursuant to Baxter’s securities trading policy, officers and certain other employees, including all named executive officers, are prohibited from engaging in short-term trading activities and option transactions. As a result, such persons cannot enter into any “put” or “call” options or otherwise buy or sell derivatives on any Baxter stock.

Executive Compensation Recoupment Policy

In February 2009, the Board adopted an executive compensation recoupment policy. This policy applies to all cash bonuses paid by Baxter under its incentive plans and all grants of equity awarded by the company to any person designated as an officer by the Board. Following any restatement of the company’s financial results that requires an amendment to any previously filed results or if an officer violates a restrictive covenant contained in any agreement between the company and such officer, the Board will review the facts and circumstances that led to the requirement for the restatement or the violation and take any actions it deems appropriate with respect to executive incentive compensation. With respect to a restatement, the Board will consider whether an officer received compensation based on performance reported, but not actually achieved, or was accountable for the events that led to the restatement, including any misconduct. Actions the Board may take include: recovery, reduction, or forfeiture of all or part of any bonus, equity, or other compensation previously provided or to be provided in the future; disciplinary actions; and the pursuit of any other remedies.

Post-Termination Compensation

Named executive officers may receive certain payments if Baxter undergoes a change in control and the officer ceases to be employed by the company. Mr. Parkinson would receive payments under his employment agreement and the other named executive officers would receive payments under their severance agreements. Providing for payments in a change in control situation is consistent with market practice and helps ensure that if a change in control is in the best interest of the shareholders, officers have appropriate incentives to remain focused on their responsibilities before, during and after the transaction without undue concern for their personal circumstances. In addition to change in control payments, Mr. Parkinson would receive certain payments in the event he is terminated for any reason (other than for cause). The Board believes that compensating Mr. Parkinson in these additional circumstances is appropriate in light of the value of his position in the market place, including as reflected in the negotiations accompanying the company’s hiring of Mr. Parkinson pursuant to his employment agreement. In consideration for these benefits, Mr. Parkinson and the named executive officers have agreed to be bound for two years from the date of their respective termination to non-competition, non-solicitation and non-disparagement covenants. The named executive officers’ severance benefits were not a significant factor in determining their other compensation elements because the Committee did not believe that such benefits, as provided, exceeded market practices of peer companies in a way that justified a reduction in any other elements or vice versa. For a more detailed discussion of these agreements, including the estimated amounts that would be payable assuming a termination date of December 31, 2012, please refer to the information under the caption “Potential Payments Upon Termination Following A Change in Control” on page 34 of this Proxy Statement.

Advisory Vote on Executive Compensation

At the 2011 Annual Meeting, shareholders recommended on an advisory basis to hold advisory votes approving named executive officer compensation (commonly referred to as “say-on-pay” votes) annually. The Board determined to follow the shareholders’ recommendation and hold the say-on-pay vote annually until the next required advisory vote on the frequency of such votes, which is expected to occur at the 2017 Annual Meeting of Shareholders. Therefore, shareholders are being asked again this year to consider a resolution to approve the compensation paid to Baxter’s named executive officers in 2012 as disclosed in this Proxy Statement. At the 2012 Annual Meeting, approximately 95% of the shareholders voting at the meeting approved the compensation paid to Baxter’s named executive officers in 2011. Although such advisory votes are not binding on the Board, the Board reviews and thoughtfully considers the voting results when determining compensation policies and making future decisions concerning the compensation of our named executive officers. Any impact of the 2013 voting results will be disclosed in the proxy statement to be filed in connection with the 2014 Annual Meeting of Shareholders.

Compensation Committee Report

The Compensation Committee is responsible for the oversight of Baxter’s compensation programs on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

Based on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Baxter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and Proxy Statement for the 2013 Annual Meeting of Shareholders, each of which will be filed with the Securities and Exchange Commission.

Compensation Committee

John D. Forsyth (Chair)

Peter S. Hellman

Carole J. Shapazian

Thomas T. Stallkamp

Executive Compensation Tables

Summary Compensation Table

The following table shows for the years indicated below the compensation provided by Baxter and its subsidiaries to its named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Robert L. Parkinson, Jr.,	2012	$1,453,077	—	$6,348,010	$3,922,648	$4,279,260	$1,509,763	$9,012	$17,521,770
Chairman and Chief	2011	1,408,846	—	5,099,681	3,386,214	2,900,184	1,233,451	37,103	14,065,479
Executive Officer	2010	1,369,923	—	4,445,650	2,665,541	1,039,360	1,832,196	147,598	11,500,268

Robert J. Hombach,	2012	609,231	—	1,466,499	906,193	873,828	1,470,588	43,654	5,369,993
Corporate Vice President	2011	534,615	—	1,147,434	761,901	644,160	727,825	30,032	3,845,967
and Chief Financial Officer	2010	388,442	—	523,662	183,667	286,650	473,185	31,539	1,887,145

Jean-Luc Butel,	2012	649,038	$1,000,000	5,418,959	3,099,019	1,116,558	—	25,381	11,308,955
Corporate Vice President
and President, International(6)

Robert M. Davis,	2012	692,308	—	3,974,999	906,193	1,367,800	479,273	53,935	7,474,508
Corporate Vice President	2011	642,308	—	1,300,430	863,482	867,054	296,283	45,896	4,015,453
and President, Medical Products	2010	596,923	—	1,310,406	655,377	518,700	212,117	80,160	3,373,683

Ludwig N. Hantson,	2012	692,308	—	3,974,999	906,193	1,367,800	—	102,079	7,043,379
Corporate Vice President	2011	640,769	—	1,613,570	863,482	904,752	—	74,948	4,097,521
and President, BioScience	2010	385,769	558,000	1,807,279	447,821	531,000	—	16,597	3,746,466

(1)	Amounts shown in this column represent the value of performance share and restricted stock units granted under the company’s equity compensation program. All amounts are valued based on the grant date fair value computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”). The grant date fair value of the maximum amount of shares payable under the performance share units granted in 2012 is as follows: Mr. Parkinson ($12,696,020); Mr. Hombach ($2,932,997); Mr. Butel ($3,258,917); Mr. Davis ($2,932,997); and Mr. Hantson ($2,932,997). For more information on how these amounts are calculated, please see Note 10 to the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2012. Dividend equivalents accrue on the performance share and restricted stock units and are paid only if the underlying awards vest. For further information on these awards, see the “2012 Grants of Plan-Based Awards” table and the accompanying narrative under “Description of Certain Awards Granted in 2012” on pages 27 and 28 of this Proxy Statement.

(2)	Amounts shown in this column represent the value of stock options granted under the company’s equity compensation program based on the grant date fair value computed in accordance with FASB ASC Topic 718. Please see Note 10 to the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2012 for more information on how amounts in this column are calculated. For further information on these awards, see the “2012 Grants of Plan-Based Awards” table and the accompanying narrative under “Description of Certain Awards Granted in 2012” on pages 27 and 28 of this Proxy Statement.

(3)	Amounts shown in this column represent cash bonuses paid for performance in the applicable year under the company’s officer bonus program. The methodology applied in determining the bonus amounts earned by the other named executive officers is discussed under “Compensation Discussion and Analysis — Elements of Executive Compensation — Cash Bonuses” on page 19 of this Proxy Statement.

(4)

Amounts shown in this column represent the aggregate of the increase in actuarial values of each of the named executive officer’s benefits under the company’s pension plan and supplemental pension plan. As discussed below in connection with the “Pension Benefits” table, neither Mr. Butel nor Mr. Hantson is eligible to participate in the company’s pension and supplemental pension plans as each joined Baxter after December 31, 2006. For more information on this pension benefit, see “Employment Agreement with Chairman and Chief Executive Officer” and the “Pension Benefits” table below.

(5)	Amounts shown in this column represent (i) contributions made by the company to Baxter’s deferred compensation plan on behalf of the participating named executive officers, (ii) contributions made by the company to Baxter’s tax-qualified section 401(k) plan on behalf of the named executive officers, and (iii) the dollar value of term life insurance premiums paid by the company on behalf of the named executive officers. Contributions made by the company to Baxter’s deferred compensation and tax-qualified section 401(k) plans on behalf of Mr. Butel and Mr. Hantson include an additional employer contribution equal to 3% of their compensation as a result of their ineligibility to participate in the company’s pension and supplemental pension plans. The following table quantifies the amounts paid to each named executive officer in 2012 for any component discussed above that involved an amount equal to or greater than $10,000 for any named executive officer:

	Deferred Compensation Contributions	401(k) Contributions
Mr. Parkinson	—	$7,500
Mr. Hombach	$34,284	8,750
Mr. Butel	11,971	12,716
Mr. Davis	43,943	8,750
Mr. Hantson	85,188	16,250

(6)	Mr. Butel joined Baxter as Corporate Vice President and President, International effective as of February 21, 2012. Accordingly, the amount shown in the “Salary” column reflects a pro rata portion of his annual salary of $750,000. The amount shown in the “Bonus” column represents a cash sign-on bonus paid to Mr. Butel upon joining Baxter.

2012 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)(1)	Target ($)(2)	Maximum ($)(1)	Threshold (#)(3)	Target (#)(3)	Maximum (#)(3)
Mr. Parkinson	2/21/2012		$2,190,000
	3/6/2012								383,511	$57.48	$3,922,648
	3/6/2012				22,194	88,777	177,554				6,348,010
Mr. Hombach	2/20/2012		558,000
	3/6/2012								88,597	57.48	906,193
	3/6/2012				5,127	20,509	41,018				1,466,499
Mr. Butel	2/20/2012		713,000
	3/1/2012							65,000			3,789,500
	3/1/2012								200,000	58.30	2,092,139
	3/6/2012								98,441	57.48	1,006,880
	3/6/2012				5,697	22,788	45,576				1,629,459
Mr. Davis	2/20/2012		665,000
	3/6/2012								88,597	57.48	906,193
	3/6/2012				5,127	20,509	41,018				1,466,499
	6/1/2012							50,000			2,508,500
Mr. Hantson	2/20/2012		665,000
	3/6/2012								88,597	57.48	906,193
	3/6/2012				5,127	20,509	41,018				1,466,499
	6/1/2012							50,000			2,508,500

(1)	There is no threshold amount for cash bonuses. Even if the company meets each financial target, the Committee (or the Board in the case of Mr. Parkinson) may use negative discretion and decline to pay an officer a bonus for his or her performance. Consistent with the bonus program and under Section 162(m) of the Internal Revenue Code of 1986, as amended, the maximum bonus that could be paid to any officer for 2012 performance was the lesser of (i) two times an officer’s salary (or target bonus in the case of Mr. Parkinson) and (ii) $5 million.

(2)	Represents the target bonus set for 2012 under Baxter’s officer bonus program. The actual cash bonus paid to each named executive officer for his 2012 performance is reported as “Non-Equity Incentive Plan Compensation” above in the Summary Compensation Table.

(3)

The amounts set forth under “Threshold,” “Target” and “Maximum” represent the number of shares of common stock that would be paid out under the performance share units granted in March 2012 if Baxter’s growth in shareholder value compared to the growth in shareholder value of the companies in its peer group is at the 25th, 60th and 85th percentile, respectively. For more information on how these payouts are determined, please see “Compensation Discussion and Analysis — Structure of Compensation Program — Pay for Performance — Performance Against Peers” on page 17 of this Proxy Statement.

(4)	Represents the grant date fair value computed in accordance with FASB ASC Topic 718 of the stock options, restricted stock units and the target amount of performance share units awarded under Baxter’s equity compensation program during 2012 and are further described immediately below under “Description of Certain Awards Granted in 2012.”

Description of Certain Awards Granted in 2012

Performance Share Units. Each named executive officer received a performance share unit grant in March 2012. The threshold, target and maximum payouts that each officer could receive under his award are disclosed under the “Estimated Future Payouts Under Equity Incentive Plan Awards” column in the “2012 Grants of Plan-Based Awards” table above. The payout amounts under these awards will be earned based on Baxter’s growth in shareholder value relative to the growth in shareholder value of the healthcare peers included in Baxter’s peer group during the three-year performance period commencing on January 1, 2012. The payout of shares of Baxter common stock will range from 0% to 200% of the number of performance share units awarded. If an officer ceases to be employed at Baxter during the performance period (other than due to death, disability or retirement), such officer will forfeit any payout under his performance share units. If an officer who is “retirement eligible” (meaning he is at least 65 years of age, or at least 55 years of age with at least 10 years of service) retires after December 31, 2012, then his performance share units will remain eligible for payout at the end of the performance period. If an officer is terminated due to death or disability after December 31, 2012, his performance share units will pay out within 60 days at 100% of the target grant. Officers have no rights of a shareholder with respect to the performance share units until the performance period is complete, other than with respect to dividend equivalents which accrue to the same extent as if such unit was a share of common stock during the performance period. Such accrued dividend equivalents will be paid out in common stock when and if the related shares of common stock are paid out at the end of the performance period. For more information about these awards see “Compensation Discussion and Analysis — Structure of Compensation Program — Pay for Performance — Performance Against Peers” on page 17 of this Proxy Statement.

Stock Options. Each named executive officer received a stock option grant in connection with the company’s annual equity award process in March 2012. In addition, Mr. Butel also received a grant of 200,000 stock options on March 1, 2012 in conjunction with his hire, intended to induce him to join Baxter and to compensate him for a portion of the equity that he forfeited upon his resignation from his former employer. All stock options granted in 2012 vest one-third per year over a three-year period, starting on the first anniversary of the date of grant. The exercise price of each stock option awarded by Baxter to its executive officers under the company’s incentive compensation programs is the closing price of Baxter’s common stock on the date of grant. Generally, if an officer ceases to be employed at Baxter before his stock options vest, these options will expire on the date such officer’s employment is terminated unless such termination is due to death, disability or retirement. If an officer who is retirement eligible (as defined above) retires after December 31, 2012, then his stock options will continue to vest based upon their original vesting schedule and expire on the fifth anniversary of the termination date. If an officer is terminated due to death or disability after December 31, 2012, his options will vest immediately and expire one year later. Each of these options expires on the ten-year anniversary of the grant date. These grants are reflected in the “All Other Option Awards: Number of Securities Underlying Options” column in the “2012 Grants of Plan-Based Awards” table above.

Restricted Stock Units. Mr. Butel received a grant of 65,000 restricted stock units on March 1, 2012 in conjunction with his hire, intended to induce him to join Baxter and to compensate him for a portion of the equity and other retirement benefits that he forfeited upon his resignation from his former employer. The vesting schedule for Mr. Butel’s grant is as follows: 15,000 will vest on the first anniversary of the grant date, 15,000 will vest on March 3, 2014 and 35,000 will vest on March 2, 2015. Mr. Davis and Mr. Hantson each received a one-time grant of 50,000 restricted stock units on June 1, 2012. These units have a delayed vesting commencement date, consistent with the rationale of the grants, with one third vesting on the fifth anniversary of the date of grant, or June 1, 2017, another one-third vesting on June 1, 2018, and the final third vesting on June 3, 2019. Under the terms of all restricted stock unit grants made in 2012, the recipient has no rights of a shareholder with respect to the shares underlying the restricted stock units prior to vesting, other than with respect to dividend equivalents which accrue to the same extent as if such unit was a share of common stock during the vesting period. Such accrued dividend equivalents will be paid out in common stock when and if the related shares of common stock are paid out at the end of the vesting period. Generally, if an officer ceases to be employed at Baxter before his restricted stock units vest, such unvested restricted stock units will be forfeited on the date such officer’s employment is terminated unless such termination is due to death, disability or retirement. If an officer who is retirement eligible (as defined above) retires after December 31, 2012, then his restricted stock units will continue to vest based upon their original vesting schedule. If an officer is terminated due to death or disability after December 31, 2012, his restricted stock units will pay out within sixty days. These grants are reflected in the “All Other Stock Awards: Number of Shares of Stock or Units” column in the “2012 Grants of Plan-Based Awards” table above.

Employment Agreement with Chairman and Chief Executive Officer

Baxter and Robert L. Parkinson, Jr. entered into an employment agreement on April 19, 2004 in connection with Mr. Parkinson’s appointment as Chairman and Chief Executive Officer of Baxter. On December 12, 2008, this agreement was amended to conform the agreement to changes to Section 409A of the Internal Revenue Code of 1986, as amended, and the existing company compensation program applicable to employees generally (for example, the annual award of performance share units rather than restricted stock units and the diminution of perquisites), as well as to provide that the rolling two-year term of the agreement shall expire without further action effective January 30, 2016.

Mr. Parkinson’s agreement, as amended, provides an annual base salary of not less than $1,300,000, subject to possible increase by the independent directors of the Board. He is eligible to participate in Baxter’s officer bonus and long-term incentive programs at a level commensurate with his position as Chief Executive Officer as determined by the independent directors of the Board, and to receive benefits to the same extent and on the same terms as those benefits provided by the company to its other senior executives including, but not limited to, health, disability, insurance and retirement benefits. In addition to these benefits, the agreement provides that if Mr. Parkinson remains employed for at least seven years (which he achieved in April 2011), his pension benefit will be determined as if he had completed eleven years of service during that period, provided that Mr. Parkinson is not later terminated for cause. This additional service is credited under the supplemental pension plan. The agreement also provides that if Mr. Parkinson retires after his pension benefit is vested but before he is eligible for an unreduced early retirement benefit, and he is not terminated for cause, he will receive payments under the supplemental pension plan equal to the difference between an unreduced pension benefit (including the additional service credit described above) and his actual benefits received under the pension plan.

In consideration for his employment at Baxter, Mr. Parkinson will not compete with the company, directly or indirectly, for a period of two years after the termination of his employment. Mr. Parkinson has also agreed not to solicit or attempt to solicit any customer or supplier of the company nor solicit, persuade or induce any individual who is employed by the company or its subsidiaries to terminate such employment or enter into an employment relationship with another entity.

The agreement provides for certain payments in the event of Mr. Parkinson’s death, disability, termination without cause or due to constructive discharge, or termination following a change in control. For more information about these payments, please see “Potential Payments Upon Termination Following A Change in Control — Chairman and Chief Executive Officer” on page 34 of this Proxy Statement.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Mr. Parkinson	750,750		$34.85	3/13/2015	—	—	427,959	$28,527,747
	546,000		38.35	3/14/2016
	384,000		51.21	3/15/2017
	304,000		58.12	3/5/2018
	254,400		52.50	3/4/2019
	175,992	87,997	59.00	3/3/2020
	110,284	220,568	53.80	3/4/2021
		383,511	57.48	3/4/2022
Mr. Hombach	5,040		38.35	3/14/2017	5,281	$352,031	85,791	5,718,828
	7,200		51.21	3/15/2017
	7,440		58.12	3/5/2018
	6,877		52.50	3/4/2019
	12,126	6,064	59.00	3/3/2020
	12,407	49,628	53.80	3/4/2021
		88,597	57.48	3/4/2022
Mr. Butel		200,000	58.30	3/1/2022	66,259	4,416,825	46,459	3,096,957
		98,441	57.48	3/4/2022
Mr. Davis	76,800		51.21	3/15/2017	55,968	3,730,827	104,111	6,940,039
	60,600		58.12	3/5/2018
	57,000		52.50	3/4/2019
	43,271	21,636	59.00	3/3/2020
	28,122	56,245	53.80	3/4/2021
		88,597	57.48	3/4/2022
Mr. Hantson		18,030	41.54	6/1/2020	78,967	5,263,940	100,993	6,732,193
	28,122	56,245	53.80	3/4/2021
		88,597	57.48	3/4/2022

(1)	Mr. Parkinson’s stock options vest as follows: 198,281 on March 4, 2013; 127,837 on March 6, 2013; 110,284 on March 4, 2014; 127,837 on March 6, 2014; and 127,837 on March 6, 2015. Mr. Hombach’s stock options vest as follows: 30,878 on March 4, 2013; 29,532 on March 6, 2013; 24,814 on March 4, 2014; 29,532 on March 6, 2014; and 29,533 on March 6, 2015. Mr. Butel’s stock options vest as follows: 66,666 on March 1, 2013; 32,813 on March 6, 2013; 66,667 on March 3, 2014; 32,814 on March 6, 2014; 66,667 on March 2, 2015; and 32,814 on March 6, 2015. Mr. Davis’s stock options vest as follows: 49,758 on March 4, 2013; 29,532 on March 6, 2013; 28,123 on March 4, 2014; 29,532 on March 6, 2014; and 29,533 on March 6, 2015. Mr. Hantson’s stock options vest as follows: 28,122 on March 4, 2013; 29,532 on March 6, 2013; 18,030 on June 1, 2013; 28,123 on March 4, 2014; 29,532 on March 6, 2014; and 29,533 on March 6, 2015.

(2)

The restricted stock units shown in the column for Mr. Hombach vest on September 3, 2013. The amounts in the column for Mr. Butel reflect 65,000 restricted stock units which will vest as follows: 15,000 on March 1, 2013; 15,000 on March 3, 2014; and 35,000 on March 2, 2015. The amounts in the column for Mr. Davis reflect (i) 5,000 restricted stock units which will vest on September 3, 2013; and (ii) 50,000 restricted stock units which will vest in three installments on each of June 1, 2017, June 1, 2018 and June 3, 2019. The amounts in the column for Mr. Hantson reflect (i) 20,700 unvested restricted stock units remaining under his 2010 grant, which vest in installments of 6,900 on each of June 3, 2013, June 2, 2014 and June 1, 2015; (ii) 6,000 restricted stock units which will vest on March 3, 2014; and (iii) 50,000 restricted stock units which will vest in three installments on each of June 1, 2017, June 1, 2018 and June 3, 2019. Amounts shown in both columns also include the dividend shares accrued on the restricted stock units granted to each of Messrs. Hombach, Butel, Davis and Hantson. The market value of these unvested restricted stock units is based on the closing price of Baxter common stock on December 31, 2012 ($66.66).

(3)	Represents the target number and value of shares of common stock that an officer would receive under the performance share units granted in 2010 and the maximum number and value of shares of common stock that an officer would receive under the performance share units granted in 2011 and 2012. The market value of the performance share units included in this column is based on the closing price of Baxter common stock on December 31, 2012 ($66.66). With respect to the performance share units granted in 2010, the final award was paid out on January 16, 2013 at 65%. Final payouts under the performance share units granted in 2011 and 2012 will not be known until the respective performance period is completed. Therefore, it is possible that no shares of common stock will be paid out under these performance share units. For more information on how payouts under the performance share units are determined, please see “Compensation Discussion and Analysis — Structure of Compensation Program — Pay for Performance — Performance Against Peers” on page 17 of this Proxy Statement.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Mr. Parkinson	—	—	—	—
Mr. Hombach	50,920	$608,732	—	—
Mr. Butel	—	—	—	—
Mr. Davis	—	—	—	—
Mr. Hantson	36,059	721,180	7,239	$363,181

(1)	Messrs. Hombach and Hantson entered into 10b5-1 trading plans in 2012 pursuant to which their stock options were exercised.

(2)	Represents the aggregate dollar amount realized upon the exercise of stock options.

(3)	Represents the market value of restricted stock units on the date of vesting as determined by the closing price of Baxter common stock on such vesting date.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)
Mr. Parkinson(2)	Employment Agreement	12	$5,227,907
	Pension Plan	8	340,131
	Supplemental Pension Plan	8	5,845,082
Mr. Hombach	Pension Plan	23	1,100,251
	Supplemental Pension Plan	23	2,589,325
Mr. Butel(3)	Pension Plan	—	—
	Supplemental Pension Plan	—	—
Mr. Davis	Pension Plan	7	197,566
	Supplemental Pension Plan	7	1,042,995
Mr. Hantson(3)	Pension Plan	—	—
	Supplemental Pension Plan	—	—

(1)	The amounts in this column have been determined as follows: the accrued benefit was calculated using pensionable earnings and benefit service through 2012; present value of this accrued benefit payable at the earlier of normal retirement (age 65) or the earliest point where it would be unreduced (85 points, where each year of age and Baxter service equals one point) was calculated as an annuity payable for the life of the participant only; the present value of the benefit at the assumed payment age was discounted with interest only to the current age as of measurement date. The present values of the accrued benefits disclosed in the table above are based on the following assumptions:

Assumption	Value
Discount Rate	3.95%
Postretirement Mortality	Retirement Plan 2000, projected to 2015
Termination/Disability	None assumed
Retirement Age	Earlier of age 65 or attainment of 85 points; for Mr. Parkinson’s employment agreement, completion of five years of service

Other assumptions not explicitly mentioned are the same as those assumptions used for financial reporting. Please refer to Note 11 to the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2012 for more information on those assumptions.

(2)	As of April 2011, Mr. Parkinson had been employed at Baxter for seven years. As a result, under the terms of his employment agreement he received an additional four years of service under the supplemental pension plan, which in 2012 amounts to twelve years in total. The present value of accumulated benefits for Mr. Parkinson reflects the portion of the present value of these additional benefits that has been accrued by Baxter as of December 31, 2012. For more information about the additional benefits and Mr. Parkinson’s employment agreement, please see “Compensation Discussion and Analysis — Elements of Executive Compensation — Retirement and Other Benefits” and “Employment Agreement with Chairman and Chief Executive Officer” on pages 22 and 29 of this Proxy Statement.

(3)	Neither Mr. Butel nor Mr. Hantson are eligible to participate in either the pension or supplemental pension plan as they both joined Baxter after these plans were closed as of December 31, 2006. Instead each of them receives an additional employer contribution equal to 3% of his compensation in Baxter’s tax-qualified section 401(k) plan and nonqualified deferred compensation plan.

Baxter’s tax-qualified pension plan is a broad-based retirement income plan. The normal retirement (age 65) benefit equals (i) 1.75 percent of a participant’s “Final Average Pay” multiplied by the participant’s number of years of pension plan participation, minus (ii) 1.75 percent of a participant’s estimated primary social security benefit, multiplied by the participant’s years of pension plan participation. “Final Average Pay” is equal to the average of a participant’s five highest consecutive calendar years of earnings out of his or her last ten calendar years of earnings. In general, the compensation considered in determining the pension payable to the named executive officer includes salary and cash bonuses awarded under the officer bonus program. Although age 65 is the normal retirement age under the pension plan, the pension plan has early retirement provisions based on a point system. Under the point system, each participant is awarded one point for each year of pension plan participation and one point for each year of age. Participants who terminate employment after accumulating at least 65 points, and who wait to begin receiving their pension plan benefits until they have 85 points, receive an unreduced pension plan benefit regardless of their actual age when they begin receiving their pension plan benefits.

Baxter’s supplemental pension plan is offered to provide a benefit for the amount of eligible compensation that is disallowed as pensionable earnings under the pension plan pursuant to provisions of the Internal Revenue Code of 1986, as amended, that limit the benefit available to highly compensated employees under qualified pension plans. Accordingly, this plan is available to all employees eligible to participate in the pension plan whose benefit under the pension plan is limited by the Internal Revenue Code of 1986, as amended. Benefits under the supplemental pension plan will be paid at the same time and in the same form as benefits under the pension plan for participants whose pension commenced by December 31, 2008. As a result of tax regulations that became effective on January 1, 2009, the company amended the supplemental plan to provide a time and form of payment that is independent of the pension plan. Beginning January 1, 2009, if the present value of a participant’s benefit in the supplemental plan does not exceed $50,000 when the participant terminates employment, such participant will be paid in a lump sum. If the present value of the benefit exceeds $50,000, the participant will be paid in an annuity commencing when the participant is first eligible for early retirement, regardless of whether the participant elects to commence his or her qualified plan benefit at that time. As permitted by the transitional rules under the tax regulations referred to above, persons who were participants in the plan at the end of 2007 were given a one-time option to elect a different commencement date. Deferred salary and bonus amounts that may not be included under the pension plan are included in the supplemental plan. In addition, individual employment agreements may provide for additional pension benefits to be paid through the supplemental pension plan, such as those paid under Mr. Parkinson’s employment agreement.

Participation in the pension and supplemental pension plans was closed as of December 31, 2006. Any employees hired or rehired after that date are not be eligible to participate in the pension plan or supplemental pension plan, but instead receive an additional employer contribution equal to 3% of his or her compensation in Baxter’s tax-qualified section 401(k) plan (and nonqualified deferred compensation plan if his or her compensation exceeds the compensation that can be taken into account under Baxter’s 401(k) plan). Employees who were hired prior to December 31, 2006, but who did not have a vested interest in the pension plan, were eligible to elect to cease accruing benefits in the pension plan (and supplemental plan, if applicable), and instead receive the additional employer contribution.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Balance at Last FYE ($)
Mr. Parkinson	—	—	—	—
Mr. Hombach	$50,170	$34,284	$18,777	$221,682
Mr. Butel	—	11,971	—	11,971
Mr. Davis	138,936	43,943	122,214	1,789,350
Mr. Hantson	53,882	85,188	11,793	249,600

(1)	Amounts in this column are included in either the “Salary” or “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 25 of this Proxy Statement.

(2)	Amounts in this column are included in the “All Other Compensation” column of the Summary Compensation Table on page 25 of this Proxy Statement.

(3)	Amounts in this column are not included in the Summary Compensation Table as Baxter’s deferred compensation plan provides participants with a subset of investment elections available to all eligible employees under Baxter’s tax-qualified section 401(k) plan.

A participant in Baxter’s deferred compensation plan may elect to defer a portion of his or her eligible compensation (up to 50% of base salary and up to 100% of eligible bonus) during the calendar year as long as the participant makes such election prior to the beginning of the calendar year. For named executive officers, eligible compensation under the deferred compensation plan includes a participant’s base salary and any annual cash bonus. Participants in the deferred compensation plan may select a subset of investment elections available to all eligible employees under Baxter’s tax-qualified section 401(k) plan. Amounts in a participant’s account are adjusted on a daily basis upward or downward to reflect the investment return that would have been realized had such amounts been invested in the investments selected by the participant. Participants may elect to change their investment elections once each calendar month. Baxter is also required to match contributions to the deferred compensation plan dollar-for-dollar up to 3.5% of a participant’s eligible compensation. Any participant who either was hired after December 31, 2006, or who elected as of January 1, 2008 not to continue to accrue benefits in the pension plan, receives a company contribution equal to 3.0% of his or her eligible compensation in excess of the compensation that is recognized in the tax-qualified section 401(k) plan, regardless of whether the participant is otherwise eligible to elect to defer a portion of his or her compensation. Deferrals under the plan are not recognized as eligible compensation for the qualified pension plan (but are recognized in the supplemental pension plan) or in calculating benefit pay under Baxter’s welfare benefit plan and result in lower compensation recognized for company matching under Baxter’s tax-qualified section 401(k) plan.

Participants may elect to be paid distributions either in a lump sum payment or in annual installment payments over two to fifteen years. Such election must be made when the participant first becomes eligible to participate in the plan. Distributions will be paid in the first quarter of the plan year following such participant’s termination of employment unless such participant is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended. No distributions will be paid in connection with the termination of a specified employee until at least six months following such termination and any amounts that would have otherwise been paid during such six month period shall be accumulated and paid in a lump sum, without interest, at the expiration of such period.

Potential Payments Upon Termination Following A Change in Control

In consideration for the benefits discussed below, each named executive officer has agreed to be bound for two years from the date of his termination to non-competition, non-solicitation and non-disparagement covenants. A condition for receiving the payments discussed below is the execution by the named executive officer of a customary release of claims in a form reasonably acceptable to the company.

Chairman and Chief Executive Officer.

Mr. Parkinson’s employment agreement provides for certain payments in the event of Mr. Parkinson’s death, disability, termination without cause or due to constructive discharge, or termination following a change in control. The following table shows Baxter’s potential payment and benefit obligations to Mr. Parkinson upon his termination under each of these circumstances assuming such termination occurred on December 31, 2012.

	Death	Disability	Termination without Cause or due to Constructive Discharge, or Termination following a Change in Control
Base Salary(1)	—	$730,000	—
Bonus Payment(2)	$2,190,000	2,190,000	$2,190,000
Severance Payments(3)	N/A	N/A	7,300,000
Accelerated Vesting of Equity Awards(4)(5)	23,769,400	23,769,400	23,769,400
COBRA Coverage(6)	7,200	3,600	3,600

Total	$25,966,600	$26,693,000	$33,263,000

(1)	All salary prior to the termination would have been paid as the assumed termination date is December 31, 2012. The amount under disability reflects the base salary (26 weeks) that would be paid to Mr. Parkinson through the commencement of any payments to him under the company’s long-term disability plan. All vacation accrued at December 31, 2012 but not used would be forfeited.

(2)	Represents Mr. Parkinson’s 2012 cash bonus target as he would receive an annual bonus payment for the performance period in which the termination occurs.

(3)	Represents twice the amount equal to the sum of Mr. Parkinson’s annual salary as in effect on December 31, 2012 and his 2012 cash bonus target. This amount would be paid during the two-year period commencing on the termination date (subject to certain timing requirements prescribed by Section 409A of the Internal Revenue Code, if applicable) and would cease if Mr. Parkinson violated certain of his post-termination obligations including the non-compete and non-solicit obligations discussed above under “Employment Agreement with Chairman and Chief Executive Officer.”

(4)	Represents the “in-the-money” value of unvested stock options and the target amount of performance share units based on Baxter’s closing stock price on December 31, 2012 ($66.66).

(5)	As a result of termination due to death or disability, Mr. Parkinson’s stock options would remain exercisable for five years (or the remaining term of the option, if shorter), and for termination without cause or following a change in control or due to constructive discharge, Mr. Parkinson’s stock options would remain exercisable for five years (subject to the original expiration date of the option). In the case of termination without cause or due to constructive discharge, the performance share units would remain outstanding and be payable based on actual performance for the entire period and at the same time as such units become payable for other individuals holding the awards. In the case of termination following a change in control, or as a result of death or disability, the performance share units would vest immediately at the target level of performance, subject to adjustment in the case of termination following a change in control to reflect actual performance through the date of the change in control.

(6)	Represents 18 months (or 36 months upon death) of COBRA coverage for Mr. Parkinson and his family.

In addition to the payments and obligations included in the table above, upon his termination for any reason, Mr. Parkinson would be entitled to any other payments or benefits due from the company in accordance with the terms of any employee benefit plans or arrangements generally available to all salaried employees, and any vested pension benefit earned upon his termination for any reason.

Other Named Executive Officers.

Each of the named executive officers (other than Mr. Parkinson) has entered into a severance agreement with the company that provides for certain payments in the event Baxter undergoes a change in control and such officer is involuntarily terminated by the company or voluntarily terminates his employment with the company for good reason — that is, subject to a “double trigger.”

These payments include:

•	a lump sum cash payment generally equal to twice the aggregate amount of such officer’s salary and target bonus (reported as severance payments in the table below);

•	a prorated bonus payment;

•	a lump sum cash payment generally equal to continued retirement and savings plan accruals for two years;

•	two years of continued health and welfare benefit coverage;

•	two years of additional age and service credit for retiree health and welfare benefit purposes; and

•	outplacement expense reimbursement in an amount not exceeding $50,000.

With respect to Mr. Davis, the severance agreement also provides that if the total payments or benefits to which a named executive officer is entitled in connection with a change in control (including amounts paid under the severance agreements or any other such plan, arrangement or agreement with the company such as other equity compensation programs) exceed 110% of the largest amount that would result in no portion of the total payments being subject to any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, the company will gross-up the severance payments to such officer to cover such excise tax. These amounts are reported in the “Tax Gross-Up” line of the table below. In 2010, the Compensation Committee decided to no longer make these “gross-up” payments available in severance agreements entered into between executive officers and the company. Accordingly, none of the severance agreements entered into between the company and Mr. Butel, Mr. Hantson and Mr. Hombach contain such provisions.

The table set forth below shows Baxter’s potential payment and benefit obligations to each of the named executive officers (other than Mr. Parkinson) assuming that a change in control of the company has occurred and as a result the named executive officer either is terminated or terminates his employment for good reason on December 31, 2012. The accelerated vesting of equity awards that is included in the table below would occur as a result of the terms of the equity compensation programs governing these awards rather than the terms of the severance agreements.

	Mr. Butel	Mr. Davis	Mr. Hantson	Mr. Hombach
Severance Payments	$2,925,000	$2,730,000	$2,730,000	$2,356,000
Prorated Bonus Payments(1)	713,000	665,000	665,000	558,000
Additional Payments Related to Retirement and Savings Plans	105,300	205,300	99,400	1,858,900
Health and Welfare Benefit Coverage	49,200	49,200	47,100	47,100
Retiree Health and Welfare Benefit	—	—	—	33,000
Accelerated Vesting of Equity Awards(2)	8,503,200	9,511,700	11,198,300	4,880,000
Tax Gross-Up(3)	—	3,572,506	—	—
Outplacement Expenses	50,000	50,000	50,000	50,000

Total	$12,345,700	$16,783,706	$14,789,800	$9,783,000

(1)	Represents full 2012 bonus target as the officer would receive an annual bonus payment for the performance period in which the termination occurs.

(2)	Represents the “in-the-money” value of unvested stock options, the value of unvested restricted stock units, and the target amount of performance share units based on Baxter’s closing stock price on December 31, 2012 ($66.66).

(3)	The tax gross-up payment was calculated taking into account all payments and benefits payable to the named executive officers under the severance agreements as well as the amounts payable to the named executive officers due to the accelerated vesting of equity under Baxter’s equity compensation programs. Messrs. Butel, Hantson and Hombach are not eligible for the tax gross-up payments pursuant to the terms of their severance agreements.

Director Compensation

Non-employee directors are compensated for their service under Baxter’s non-employee director compensation plan with cash compensation and equity awards of stock options and restricted stock units. Baxter’s director compensation program utilizes equity awards in order to further align the interests of directors with Baxter shareholders.

Cash Compensation

Each non-employee director is paid a $65,000 annual cash retainer and a $2,000 fee for each Board and Committee meeting attended, other than for attending meetings of the Science and Technology Committee. The fee for attending a Science and Technology Committee meeting is $3,000 as this Committee holds less frequent but longer meetings, often not coincident with Board meetings. Each non-employee director who acts as the Chair of any Committee meeting receives an additional annual retainer of $10,000 for each Committee Chair, except for the Chair of the Audit Committee who receives an additional retainer of $15,000 in light of the frequency of meetings held by this Committee. The lead director is paid an additional annual cash retainer of $30,000. Non-employee directors are eligible to participate in a deferred compensation plan that allows for the deferral of all or any portion of cash payments until Board service ends and provides participants with a select subset of investment elections available to all eligible employees under Baxter’s tax-qualified section 401(k) plan.

Stock Options

Each non-employee director is entitled to receive a grant of stock options annually on the date of the Annual Meeting of Shareholders. Under Baxter’s director compensation plan for 2012, each non-employee director received an annual stock option grant with a value of $51,667 as of the grant date. The stock options become exercisable on the date of the next Annual Meeting of Shareholders, and may become exercisable earlier in the event of death, disability, or a change in control of Baxter. Effective January 1, 2013, the overall annual equity grant of stock options and restricted stock units increased from $155,000 to $165,000 per year, with stock options comprising one-third of the grant (a value of $55,000 as of the grant date), which aligns director compensation with Baxter’s peers and market practice.

Restricted Stock Units

Each non-employee director also receives an annual grant of restricted stock units on the date of the Annual Meeting of Shareholders. The number of restricted stock units for 2012 equaled the quotient of $103,333 divided by the closing sale price for a share of Baxter common stock on the date of the Annual Meeting of Shareholders. Directors have the option of deferring the distribution of the shares of stock underlying such restricted stock units until termination from service as a director. The restricted stock units vest on the date of the next Annual Meeting of Shareholders and may vest earlier in the event of death, disability, or a change in control of Baxter. Directors are credited with dividend equivalents on the shares underlying the restricted stock units and such dividend equivalents are reinvested in additional unvested restricted stock units. Directors have no other rights of a shareholder with respect to the shares underlying the restricted stock units prior to vesting. Effective January 1, 2013, the overall annual equity grant of stock options and restricted stock units increased from $155,000 to $165,000 per year, with restricted stock units comprising two-thirds of the grant (a value of $110,000 as of the grant date), which aligns director compensation with Baxter’s peers and market practice.

Other Director Compensation

Directors are eligible to participate in the Baxter International Foundation matching gift program, under which Baxter’s foundation matches gifts made by employees and directors to eligible non-profit organizations, on the same terms as employees. The maximum gift total for a non-employee director participant in the program is $5,000 in any calendar year. Baxter periodically reimburses travel and entertainment expenses when significant others of directors are invited to attend a meeting of the Board of Directors. The Committee believes these types of events help to create a sense of collegiality among the Board that is helpful to the directors in fulfilling their responsibilities as members of the Board. In 2012, the aggregate incremental cost associated with providing these perquisites did not exceed $10,000 for any director.

Baxter’s Stock Ownership Guidelines for Directors

Baxter’s Corporate Governance Guidelines require that after five years of Board service, each director is to hold common stock equal to five times the annual cash retainer provided to directors.

Director Compensation Table

The following table provides information on 2012 compensation for non-employee directors who served during 2012.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Thomas F. Chen	—	$51,397	$17,932	—	$69,329
Uma Chowdhry, Ph.D.	—	51,397	17,932	—	69,329
Blake E. Devitt	$136,000	103,610	38,181	$6,807	284,598
John D. Forsyth	109,000	103,610	38,181	2,307	253,098
Gail D. Fosler	115,000	103,610	38,181	2,307	259,098
James R. Gavin, M.D., Ph.D.	118,000	103,610	38,181	6,278	266,069
Peter S. Hellman	137,000	103,610	38,181	6,307	285,098
Wayne T. Hockmeyer, Ph.D.	118,000	103,610	38,181	7,307	267,098
Carole Shapazian	110,000	103,610	38,181	7,307	259,098
Thomas T. Stallkamp	117,000	103,610	38,181	2,307	261,098
K. J. Storm	137,000	103,610	38,181	4,807	283,598
Albert P.L. Stroucken	123,000	103,610	38,181	2,307	267,098
Walter E. Boomer(5)	68,750	—	—	819	69,569

(1)	Consists of the amounts described above under “Cash Compensation.”

(2)	The amounts shown in this column are valued based on the grant date fair value computed in accordance with FASB ASC Topic 718. For more information on how these amounts are calculated, please see Note 10 to the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2012. As of December 31, 2012, each director except for Mr. Chen and Dr. Chowdhry had 1,181 unvested restricted stock units. As of December 31, 2012, each of Mr. Chen and Dr. Chowdhry had 790 unvested restricted stock units, which represents the pro rata portion of the annual grant of restricted stock units made to directors attributable to their time served in 2012.

(3)	The amounts shown in this column are valued based on the grant date fair value computed in accordance with FASB ASC Topic 718. For more information on how these amounts are calculated, please see Note 10 to the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2012. As of December 31, 2012, each director had the following number of options outstanding: Mr. Chen (1,680); Dr. Chowdhry (1,680); Mr. Devitt (37,540); Mr. Forsyth (37,540); Ms. Fosler (17,050); Dr. Gavin (55,830); Mr. Hellman (37,540); Dr. Hockmeyer (25,270); Ms. Shapazian (27,050); Mr. Stallkamp (27,050); Mr. Storm (43,300); and Mr. Stroucken (41,380).

(4)	The amounts in this column include contributions made by Baxter’s charitable foundation for 2012 on behalf of certain directors under the foundation’s matching gift program as follows: Mr. Devitt ($4,500), Mr. Hellman ($4,000), Dr. Hockmeyer ($5,000), Ms. Shapazian ($5,000) and Mr. Storm ($2,500). The foundation’s matching gift program is available to directors on the same terms as it is available to all employees. All other amounts in this column represent dividend equivalent payments on restricted stock units held by the non-employee directors during 2012.

(5)	General Boomer retired on May 8, 2012 in accordance with the age limits set forth in Baxter’s Corporate Governance Guidelines.

Agreement with Dr. Martin

Joseph B. Martin, M.D., Ph.D. joined the Board in 2002 and retired in May 2011 in accordance with the age limits set forth in Baxter’s Corporate Governance Guidelines. Dr. Martin is the Edward R. and Anne G. Lefler Professor of Neurobiology at Harvard Medical School and served as Dean of the Harvard Faculty of Medicine from July 1997 to July 2007. Following his retirement, the company asked Dr. Martin to continue participating in the work of the Science and Technology Committee pursuant to an agreement, under which Dr. Martin is paid a $20,000 annual cash retainer and the same attendance fee per meeting as the other members of the Science and Technology Committee (currently $3,000 per meeting). In 2012, Dr. Martin was paid $29,000 for his services pursuant to this agreement. Dr. Martin is subject to the same standards of care and loyalty as those observed during his service as a director and Baxter has agreed to indemnify him for this service to the maximum extent provided under Delaware law.

Security Ownership by Directors and Executive Officers

The following table sets forth information as of February 1, 2013 regarding beneficial ownership of Baxter common stock by executive officers, directors and director nominees.

Name of Beneficial Owner	Shares of Common Stock(1)	Shares Under Exercisable Options(2)
Non-employee Directors:
Mr. Chen(3)	99	—
Dr. Chowdhry	—	—
Mr. Devitt	17,961	23,030
Mr. Forsyth	16,066	33,520
Ms. Fosler	25,634	13,030
Dr. Gavin	16,973	49,310
Mr. Hellman(4)	10,720	33,520
Dr. Hockmeyer	5,590	21,250
Ms. Shapazian(5)	9,620	23,030
Mr. Stallkamp(6)	23,985	23,030
Mr. Storm	11,936	39,280
Mr. Stroucken	10,527	37,360
Named Executive Officers:
Mr. Parkinson	419,518	2,851,544
Mr. Hombach(7)	7,212	108,850
Mr. Butel	—	99,479
Mr. Davis	60,751	345,083
Mr. Hantson	7,559	85,776
All directors and executive officers as a group (21 persons) (3) - (8)	753,280	4,351,289

(1)	Includes shares over which the person currently holds voting and/or investment power. None of the holdings represents holdings of more than 1% of Baxter’s outstanding common stock.

(2)	Amount of shares includes options that are exercisable as of February 1, 2013 and options which become exercisable within 60 days thereafter.

(3)	Mr. Chen has elected to defer a portion of his cash compensation to the Baxter Common Stock Fund notional investment alternative pursuant to Baxter’s Non-Employee Director Deferred Compensation Plan.

(4)	Includes 560 shares not held directly by Mr. Hellman but held by or for the benefit of his spouse.

(5)	Includes 6,120 shares not held directly by Ms. Shapazian but in a family trust for which she is a trustee.

(6)	Includes 22,600 shares not held directly by Mr. Stallkamp but in a spousal lifetime access trust for which he is a trustee.

(7)	Includes 19,459 options which are owned by Mr. Hombach in a constructive trust and as to which he disclaims beneficial ownership.

(8)	Includes 4,634 shares beneficially owned as of February 1, 2013 by executive officers in Baxter’s tax-qualified section 401(k) plan, over which such executive officers have voting and investment power.

Security Ownership by Certain Beneficial Owners

As of February 13, 2013, the following entity was the only person known to Baxter to be the beneficial owner of more than five percent of Baxter common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Capital World Investors(1) 333 South Hope Street Los Angeles, CA 90071	53,999,555	9.8%

(1)	Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2013. Capital World Investors, a division of Capital Research and Management Company, reported that it is deemed to be the beneficial owner of 9.8% of Baxter common stock with the sole power to vote or direct the voting of 40,354,555 shares and the sole power to dispose or direct the disposition of 53,999,555 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the company’s executive officers and directors and persons who own more than 10% of Baxter common stock to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on the company’s review of the reports that have been filed by or on behalf of such persons in this regard and written representations from them, the company believes that all reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, were filed on a timely basis during or with respect to 2012.

Certain Relationships and Related Transactions

The Board of Directors recognizes that related person transactions present a heightened risk of conflicts of interest. Accordingly, pursuant to Baxter’s Corporate Governance Guidelines, the Corporate Governance Committee has been charged with reviewing related person transactions regardless of whether the transactions are reportable pursuant to applicable rules of the Securities and Exchange Commission. For purposes of this policy, a “related person transaction” is any transaction in which the company was or is to be a participant and in which any related person has a direct or indirect material interest other than transactions that involve less than $50,000 when aggregated with all similar transactions. For any related person transaction to be consummated or to continue, the Corporate Governance Committee must approve or ratify the transaction. The Corporate Governance Committee will approve or ratify a transaction if the Committee determines that such transaction is in Baxter’s best interest. Related person transactions are reviewed as they arise and are reported to the Committee. The Committee also reviews materials prepared by the Corporate Secretary to determine whether any related person transactions have occurred that have not been reported. It is Baxter’s policy to disclose all related person transactions in the company’s applicable filings to the extent required by the applicable rules and regulations of the Securities and Exchange Commission.

Audit Matters

Audit Committee Report

Management is responsible for the preparation, presentation and integrity of Baxter’s consolidated financial statements and Baxter’s internal control over financial reporting. The independent registered public accounting firm of PricewaterhouseCoopers LLP (PwC) is responsible for performing an independent integrated audit of Baxter’s consolidated financial statements and the effectiveness of Baxter’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee reports as follows:

1.	The Audit Committee has reviewed and discussed with management Baxter’s audited financial statements for the year ended December 31, 2012;

2.	The Audit Committee has discussed with representatives of PwC the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

3.	The Audit Committee also has received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence; and

4.	The Audit Committee also has considered whether the provision by PwC of non-audit services to Baxter is compatible with maintaining PwC’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that Baxter’s audited financial statements referred to above be included in Baxter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the Securities and Exchange Commission.

Audit Committee

Blake E. Devitt (Chair)

Thomas T. Stallkamp

K. J. Storm

Albert P.L. Stroucken

Audit and Non-Audit Fees

The table set forth below lists the fees billed to Baxter by PwC for audit services rendered in connection with the integrated audits of Baxter’s consolidated financial statements for the years ended December 31, 2012 and 2011, and fees billed for other services rendered by PwC during these periods.

	2012	2011
	(Dollars in thousands)
Audit Fees	$9,397	$8,873
Audit-Related Fees	559	628
Tax Fees	715	335
All Other Fees	437	139

Total	$11,108	$9,975

Audit Fees include fees for services performed by PwC relating to the integrated audit of the consolidated annual financial statements and internal control over financial reporting, the review of financial statements included in the company’s quarterly reports on Form 10-Q and statutory and regulatory filings or engagements.

Audit-Related Fees include fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of the financial statements, including due diligence related to acquisitions, accounting consultations and attestation services related to financial reporting.

Tax Fees include fees for services performed by PwC for tax compliance, tax advice, and tax planning. Of these amounts, approximately $422,000 in 2012 and $324,000 in 2011 were related to tax compliance services, including transfer pricing support, income tax return preparation or review, assistance with tax audits and appeals and VAT compliance. Fees for tax consulting services of approximately $293,000 in 2012 and $11,000 in 2011 were related to international, federal, state and local tax planning, and other tax consultations. The increase in 2012 is primarily related to consulting services related to the medical device excise tax enacted under the Patient Protection and Affordable Care Act.

All Other Fees include fees for all other services performed by PwC. The increase in 2012 is primarily related to consulting services related to acquired business integration.

Pre-approval of Audit and Permissible Non-Audit Services

The Audit Committee must pre-approve the engagement of the independent registered public accounting firm to audit the company’s consolidated financial statements. Prior to the engagement, the Audit Committee reviews and approves a list of services expected to be rendered during that year by the independent registered public accounting firm. Reports on projects and services are presented to the Audit Committee on a regular basis.

The Audit Committee has established a pre-approval policy for engaging the independent registered public accounting firm for other audit and permissible non-audit services. Under the policy, the Audit Committee has identified specific audit, audit-related, tax, and other services that may be performed by the independent registered public accounting firm. The engagement for these services specified in the policy requires the further, separate pre-approval of the chair of the Audit Committee or the entire Audit Committee if specific dollar thresholds set forth in the policy are exceeded. Any project approved by the chair under the policy must be reported to the Audit Committee at the next meeting. Services not specified in the policy as well as the provision of internal control-related services by the independent registered public accounting firm require separate pre-approval by the Audit Committee.

All audit, audit-related, tax and other services provided by PwC in 2012 were pre-approved by the Audit Committee in accordance with its pre-approval policy.

Proposal 2 — Ratification of Independent Registered Public Accounting Firm

In accordance with its charter, the Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the company’s financial statements. The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm for Baxter in 2013. The Audit Committee requests that shareholders ratify the appointment. PwC served as the independent registered public accounting firm for Baxter in 2012. If the company’s shareholders do not ratify the appointment of PwC, the Audit Committee will consider the selection of another independent registered public accounting firm for 2014 and future years.

Before selecting PwC, the Audit Committee carefully considered PwC’s qualifications as an independent registered public accounting firm. This included a review of its performance in prior years as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under rules of the Securities and Exchange Commission on auditor independence, including the nature and extent of non-audit services, to ensure that the provision of such services will not impair the independence of the auditors. The Audit Committee expressed its satisfaction with PwC in all of these respects.

One or more representatives of PwC will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

The Audit Committee of the Board of Directors recommends a vote FOR the ratification of the appointment of PwC as independent registered public accounting firm for Baxter in 2013.

Proposal 3 — Advisory Vote to Approve Named Executive Officer Compensation

At the 2011 Annual Meeting, shareholders recommended, on an advisory basis, to hold advisory votes approving the compensation of Baxter’s named executive officers on an annual basis (commonly referred to as the “say-on-pay” advisory vote). The Board determined to follow the shareholders’ recommendation and hold the say-on-pay vote annually until the next required advisory vote on the frequency of such advisory votes, which is expected to occur at the 2017 Annual Meeting of Shareholders. Accordingly, the Board of Directors is requesting that shareholders approve, pursuant to a non-binding vote, the compensation of the company’s named executive officers as disclosed in this Proxy Statement.

The Board of Directors encourages shareholders to carefully review the Compensation Discussion and Analysis, beginning on page 13 of this Proxy Statement, in connection with this advisory vote. The Compensation Discussion and Analysis describes Baxter’s executive compensation program and the decisions made by the Compensation Committee and the Board of Directors with respect to the compensation of the company’s named executive officers for 2012.

As discussed in Compensation Discussion and Analysis, pay for performance is the most significant structural element of Baxter’s executive compensation program. Cash bonuses and annual equity awards are performance based as follows:

•	cash bonus payouts are driven primarily by the company’s annual performance against financial targets (adjusted earnings per share, adjusted sales and return on invested capital);

•

the company’s three-year growth in shareholder value relative to its peer group determines the payout under 50% of the company’s annual equity awards, which are granted in the form of performance share units and which are completely “at-risk”; and

•	the overall performance of the company’s common stock determines the value of the remainder, which is granted in the form of stock options.

Baxter has also adopted policies, like the stock ownership guidelines and the executive compensation recoupment policy, to ensure long-term focus and appropriate levels of risk-taking by executive officers.

The Board of Directors believes that Baxter’s executive compensation program is designed to meet the objectives discussed in the Compensation Discussion and Analysis. Accordingly the Board recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the shareholders of Baxter International Inc. approve the compensation paid to the company’s named executive officers as described in this Proxy Statement under “Executive Compensation,” including the Compensation Discussion and Analysis, the compensation tables and other narrative disclosure contained therein.

This say-on-pay advisory vote is non-binding on the Board. Although the vote is non-binding, the Board and the Compensation Committee will review and thoughtfully consider the voting results when making future decisions concerning the compensation of the company’s named executive officers.

The Board of Directors recommends a vote FOR approval of the compensation of the company’s named executive officers.

Proposal 4 — Proposed Amendment to Article SIXTH of the

Amended and Restated Certificate of Incorporation Eliminating

the Classified Structure of the Board of Directors

At Baxter’s Annual Meeting of Shareholders held on May 8, 2012, shareholders approved two proposals relating to Article SIXTH of Baxter’s Amended and Restated Certificate of Incorporation. Last year’s Proposal 4 requested that the Board of Directors take all necessary steps to eliminate the classification of the Board of Directors such that all directors be elected on an annual basis. Last year’s Proposal 5 requested that the Board of

Directors take all necessary steps to eliminate any shareholder voting standards contained in Baxter’s Amended and Restated Certificate of Incorporation and Bylaws requiring greater than a simple majority, the only one of which is the two-thirds voting requirement contained in Article SIXTH. In the proxy statement related to the 2012 Annual Meeting, the Board undertook that if either of these shareholder proposals were approved at the 2012 Annual Meeting, the Board would present for a vote at the 2013 Annual Meeting an amendment to Baxter’s Amended and Restated Certificate of Incorporation that, if approved, would eliminate the classified board as well as the related two-thirds voting standard. Accordingly, the Board of Directors has adopted resolutions approving an amendment to Article SIXTH to eliminate the classified board structure and the related two-thirds voting standard, and is now recommending such amendment to Baxter’s shareholders.

If the proposed amendment is approved by our shareholders, the classified Board structure will be eliminated, and all directors will thereafter be elected for one-year terms at each annual meeting of shareholders. Furthermore, any director chosen as a result of a newly created directorship or to fill a vacancy on the Board of Directors will hold office until the next annual meeting of shareholders. In addition, the two-thirds voting standard will also be eliminated, and Baxter will no longer have any shareholder voting standards that require more than a simple majority in the Amended and Restated Certificate of Incorporation or Bylaws.

If the proposed amendment is not approved by shareholders, the Board of Directors will remain classified, and directors will continue to be elected for three-year terms, subject to their earlier retirement, resignation, removal or death. In addition, the two-thirds voting standard in Article SIXTH will remain.

The amendment to the Amended and Restated Certificate of Incorporation to implement this proposal is set forth in Appendix A, which shows the changes to Article SIXTH resulting from the amendment with deletions indicated by strike-outs and additions indicated by underlining. If approved, the amendment will become effective upon the filing of a Certificate of Amendment to the company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware containing this amendment, which the company would cause to occur promptly after it is determined that the proposed amendment has been approved by the requisite vote of shareholders at the 2013 Annual Meeting.

Required Vote

Approval of this proposal requires the affirmative vote of at least two-thirds of the holders of Baxter common stock. In so far as you, your broker or other nominee is a record holder of Baxter common stock, abstentions and broker non-votes will have the effect of a vote against this proposal.

The Board of Directors recommends that the shareholders vote FOR the amendment to Article SIXTH of Baxter’s Amended and Restated Certificate of Incorporation to eliminate the classified structure of the Board of Directors, provide for the annual election of directors and to eliminate the related two-thirds voting standard currently contained in Article SIXTH.

Proposal 5 — Proposed Amendment to the

Amended and Restated Certificate of Incorporation

Granting Holders of At Least 25% of Baxter’s Outstanding Common Stock the Right

To Call a Special Meeting of Shareholders

Currently, Baxter’s Bylaws permit only the Chairman of the Board, the Chief Executive Officer, the Corporate Secretary or the Board of Directors to call a special meeting of shareholders. The Board of Directors is proposing an amendment to the Amended and Restated Certificate of Incorporation granting holders of record of at least 25% of the outstanding shares of common stock the right to call a special meeting of shareholders. Accordingly, the Board of Directors has adopted resolutions approving a new Article TWELFTH to be added to the Amended and Restated Certificate of Incorporation to give shareholders such a right, subject to applicable provisions of the company’s Bylaws (which would also be amended, as described below) and is now recommending such amendment to Baxter’s shareholders.

The Board of Directors believes that shareholders should have the right to call a special meeting, provided that the meeting is proposed by shareholders holding a significant percentage of our shares. Due to the financial expense and potential disruption to our business that a special meeting would cause, the Board of Directors has determined that a 25% threshold strikes an appropriate balance in terms of enhancing shareholder rights and protecting against the risk that a small minority of shareholders could trigger a special meeting to pursue special interests that are not in the best interests of the company and its shareholders in general. The Board believes that a 25% threshold would ensure that the matter being proposed for consideration was supported by a substantial base of shareholders who believe that such matter should not be considered before the next Annual Meeting.

The special meeting right will be implemented by amending the Amended and Restated Certificate of Incorporation to add a new Article TWELFTH, which is set forth in Appendix B. If approved, this amendment will become effective upon the filing of a Certificate of Amendment to the company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware containing this amendment, which the company would cause to occur promptly after it is determined that the proposed amendment has been approved by the requisite vote of shareholders at the 2013 Annual Meeting.

The Board of Directors intends to adopt amendments to Baxter’s Bylaws to implement the special meeting right, which will include provisions related to requirements as to the form of request for the meeting and the timing of such request, the appropriate scope of business, and information required to be furnished by the shareholder requesting the calling of the special meeting. The amendments to the Bylaws will only become effective if the proposed amendment adding new Article TWELFTH to the Amended and Restated Certificate of Incorporation is approved and becomes effective.

If this amendment is not approved by the requisite vote of shareholders, then the provisions of Baxter’s current Bylaws regarding the calling of special meetings will remain in effect and shareholders will not have the right to call special meetings.

Required Vote

Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of Baxter common stock. Abstentions and broker non-votes will have the effect of a vote against the approval of this proposal.

The Board of Directors recommends that shareholders vote FOR the amendment to the Amended and Restated Certificate of Incorporation to grant holders of record of at least 25% of the outstanding shares of common stock the right to call a special meeting of shareholders.

Other Information

Attending the Annual Meeting

The 2013 Annual Meeting of Shareholders will take place at Baxter’s corporate headquarters located at One Baxter Parkway, Deerfield, Illinois on Tuesday, May 7, 2013 at 9:00 a.m., Central Time. The registration desk will open at 8:00 a.m. Please see the map provided on the back cover of this Proxy Statement for more information about the location of the 2013 Annual Meeting. If you have other questions about attending the Annual Meeting, please contact the Center for One Baxter at 224-948-1812.

Admittance to the meeting will be limited to shareholders eligible to vote or their authorized representatives. In order to be admitted to the Annual Meeting, you must bring documentation showing that you owned Baxter common stock as of the record date of March 11, 2013. Acceptable documentation includes your Notice of Internet Availability of Proxy Materials, the admission ticket attached to your proxy card (if you received your proxy materials by mail) or any other proof of ownership (such as a brokerage or bank statement) reflecting your Baxter holdings as of March 11, 2013. All attendees must also bring valid photo identification. Shareholders who do not bring this documentation will not be admitted to the Annual Meeting. Please be aware that all purses, briefcases, bags, etc. that are brought into the facility may be subject to inspection. Cameras and other recording devices will not be permitted at the meeting.

Shareholder Proposals for the 2014 Annual Meeting

Any shareholder who intends to present a proposal at Baxter’s Annual Meeting to be held in 2014, and who wishes to have a proposal included in Baxter’s proxy statement for that meeting, must deliver the proposal to the Corporate Secretary. All proposals must be received by the Corporate Secretary no later than November 22, 2013 and must satisfy the rules and regulations of the Securities and Exchange Commission to be eligible for inclusion in the proxy statement for that meeting.

Shareholders may present proposals that are proper subjects for consideration at an Annual Meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the shareholder must comply with the procedures specified by Baxter’s Bylaws. The Bylaws require all shareholders who intend to make proposals at an Annual Meeting of Shareholders to submit their proposal to the Corporate Secretary not fewer than 90 and not more than 120 days before the anniversary date of the previous year’s Annual Meeting.

To be eligible for consideration at the 2014 Annual Meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement and any nominations for director must be received by the Corporate Secretary between January 7 and February 6, 2014. This advance notice period is intended to allow all shareholders an opportunity to consider all business and nominees expected to be considered at the meeting.

All submissions to, or requests from, the Corporate Secretary should be made to Baxter’s principal executive offices at One Baxter Parkway, Deerfield, Illinois 60015.

Cost of Proxy Solicitation

Baxter will bear the costs of soliciting proxies. Copies of proxy solicitation materials will be mailed to shareholders, and employees of Baxter may communicate with shareholders to solicit their proxies. Banks, brokers and others holding stock in their names, or in the names of nominees, may request and forward copies of the proxy solicitation material to beneficial owners and seek authority for execution of proxies, and Baxter will reimburse them for their expenses.

In addition, Baxter has retained Alliance Advisors to assist in the distribution and solicitation of proxies. Baxter has agreed to pay Alliance Advisors a fee of approximately $16,000 plus other solicitation-related expenses up to $84,000 for these services.

Appendix A

Proposed Amendment to

Article SIXTH of Baxter’s Amended and Restated Certificate of Incorporation

The text of the proposed amendment is marked to reflect the proposed changes.

Article SIXTH of Baxter’s Amended and Restated Certificate of Incorporation is amended to read as follows:

SIXTH: Beginning with the 2013 annual meeting of stockholders, directors shall be elected for one-year terms to hold office until the next annual meeting of stockholders and until each of their respective successors are duly elected and qualified.

~~SIXTH: The board of directors shall be divided into three classes. The term of office for one class of directors will expire each year at the annual meeting of stockholders, or thereafter in each case until the directors’ respective successors are elected and qualified. The directors chosen to succeed those whose terms are expiring shall be identified as being of the same class as the directors whom they succeed and shall be elected for a term expiring at the third succeeding annual meeting of stockholders or thereafter in each case until their respective successors are elected and qualified, subject to death, resignation, retirement or removal from office.~~

~~Any new positions created as a result of the increase in the number of directors shall be allocated to make the classes of directors as nearly equal as possible. Any director elected to fill a term resulting from an increase in the number of directors shall have the same term as the other members of his class. A director elected to fill any other vacancy shall have the same remaining term as that of his predecessor.~~

~~Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the certificate of incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article SIXTH unless expressly provided by such terms.~~

~~This Article SIXTH may not be amended or repealed without the affirmative vote of at least two-thirds of the holders of all the securities of the corporation then entitled to vote on such change.~~

A-1

Appendix B

Proposed Amendment to the

Amended and Restated Certificate of Incorporation

Granting Holders of At Least 25% of Baxter’s Outstanding Common Stock the Right

To Call a Special Meeting of Shareholders

A new Article TWELFTH of the Amended and Restated Certificate of Incorporation of Baxter International Inc. is added as follows:

TWELFTH: Special meetings of the stockholders (i) may be called by the Chairman of the Board, the Chief Executive Officer or by the Corporate Secretary of the Corporation at the direction of the Board of Directors and (ii) subject to the provisions of the Bylaws, shall be called by the Corporate Secretary of the Corporation upon written request from record holders of at least 25% of the outstanding shares of Common Stock entitled to vote on the matter or matters to be brought before the proposed special meeting. Any such request shall be filed with the Corporate Secretary of the Corporation and otherwise made in accordance with, and subject to, all applicable provisions of the Bylaws. Subject to the rights of the holders of any shares of Preferred Stock, special meetings of the stockholders may not be called by any other person or persons.

B-1

2013 Annual Meeting of Shareholders

Baxter International Inc. Headquarters

One Baxter Parkway

Deerfield, Illinois

224-948-2000

Parking: Limited space is available on campus. Signs will direct you to guest parking for the Annual Meeting.

From Downtown

Kennedy (I-90) to Edens Expressway (I-94). Take Edens Spur/Tollway (I-94) and Exit Deerfield Road. Go West to Saunders Road. Turn South on Saunders to Baxter Parkway.

From O’Hare Airport/South Suburbs

Tri-State Tollway (I-294) North to Lake Cook Road. Take Lake Cook Road West to Saunders Road. North on Saunders Road to Baxter Parkway.

From North Suburbs

Tri-State Tollway (I-94) South to Lake Cook Road Exit. Go West on Lake Cook Road to Saunders Road. North on Saunders Road to Baxter Parkway.

Baxter’s headquarters is located in Deerfield. You may enter the campus as indicated below:

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 6, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

BAXTER INTERNATIONAL INC. ONE BAXTER PARKWAY DEERFIELD, IL 60015

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 6, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M41413-P20239                                              KEEP THIS PORTION FOR YOUR RECORDS

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

BAXTER INTERNATIONAL INC.
The Board of Directors recommends you vote FOR the following proposals:
1.	Election of Directors
	Nominees:	For	Against	Abstain
	1a. Thomas F. Chen	☐	☐	☐

	1b. Blake E. Devitt	☐	☐	☐

	1c. John D. Forsyth	☐	☐	☐

	1d. Gail D. Fosler	☐	☐	☐

	1e. Carole J. Shapazian	☐	☐	☐			For	Against	Abstain

2.	Ratification of independent registered public accounting firm						☐	☐	☐

3.	Approval of named executive officer compensation						☐	☐	☐

4.	Amendment of Article SIXTH of the Amended and Restated Certificate of Incorporation eliminating the classified structure of the Board of Directors						☐	☐	☐

5.	Amendment of the Amended and Restated Certificate of Incorporation granting holders of at least 25% of outstanding common stock the right to call a special meeting of shareholders						☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Please note that you will need to bring this admission ticket (or other proof of ownership) and valid photo identification in order to be admitted. Accordingly, this admission ticket should not be returned with the proxy card if you vote by mail.

ADMISSION TICKET

BAXTER INTERNATIONAL INC.

2013 Annual Meeting of Shareholders

May 7, 2013

9:00 a.m. Central Time

Baxter International Inc. Headquarters

One Baxter Parkway

Deerfield, Illinois 60015

All bags, briefcases, purses etc. that are brought into the facility will be subject to search.

This ticket is not transferable.

  Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M41414-P20239

BAXTER INTERNATIONAL INC.

Annual Meeting of Shareholders

May 7, 2013 9:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Robert L. Parkinson, Jr. and David P. Scharf, and each of them, as proxyholders with the powers the undersigned would possess if personally present and with full power of substitution, to vote all shares of common stock of the undersigned in Baxter International Inc. at the Annual Meeting of Shareholders to be held on May 7, 2013, and at any adjournment thereof, upon all subjects that may properly come before the meeting, subject to any directions indicated on this card. If no directions are given, the proxyholders will vote: for the election of the five directors; for the ratification of the independent registered public accounting firm; for approval of the company’s named executive officer compensation; for the amendment of Article SIXTH of the Amended and Restated Certificate of Incorporation eliminating the classified structure of the Board of Directors; for the amendment of the Amended and Restated Certificate of Incorporation to grant holders of at least 25% of outstanding common stock the right to call a special meeting of shareholders; and at their discretion on any other matter that may properly come before the meeting. This proxy card will serve as voting instructions for any shares held for the undersigned in the Incentive Investment Plan or Puerto Rico Savings and Investment Plan. To allow sufficient time for voting by the trustee of the Plans, your instructions must be received by May 2, 2013.

If no directions are given, this proxy will be voted FOR the election of directors and FOR items 2, 3, 4 and 5.

Continued and to be signed on reverse side